UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Noble Energy, Inc.

(Name of Registrant as Specified in its Charter)

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100 Glenborough Drive

Suite 100

Houston, Texas 77067-3610

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 24, 2012

To the Stockholders of

Noble Energy, Inc.:

The annual meeting of stockholders of NOBLE ENERGY, INC., a Delaware corporation (“Company”), will be held on Tuesday, April 24, 2012, at 9:30 a.m., Central Time, at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, for the following purposes:

1.	To elect the nine nominees of the Board of Directors as members of the Board of Directors of the Company to serve until the next annual meeting of the Company’s stockholders;

2.	To ratify the appointment of the independent auditor by the Company’s Audit Committee;

3.	To approve, in a nonbinding advisory vote, the compensation of the Company’s named executive officers;

4.

To approve an amendment to the Company’s Certificate of Incorporation to (i) increase the number of authorized shares of common stock from 250 million shares to 500 million shares and (ii) reduce the par value of the Company’s common stock from $3.33 1/3 per share to $0.01 per share; and

5.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 6, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting. A complete list of the stockholders will be available for examination at the offices of the Company in Houston, Texas, during ordinary business hours for a period of 10 days prior to the meeting.

A record of the Company’s activities during 2011 and its financial statements for the fiscal year ended December 31, 2011 are contained in the Company’s 2011 Annual Report on Form 10-K. The Annual Report does not form any part of the material for solicitation of proxies.

All stockholders are cordially invited to attend the meeting. Stockholders are urged, whether or not they plan to attend the meeting, to complete, date and sign the accompanying proxy card and to return it promptly in the postage-paid return envelope provided, or, alternatively, to vote their proxy by telephone or the Internet according to the instructions on the proxy card. If a stockholder who has returned a proxy attends the meeting in person, the stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors of

NOBLE ENERGY, INC.

Arnold J. Johnson

Senior Vice President, General Counsel and Secretary

Houston, Texas

March 21, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 2012.

The Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders, Annual Report to Stockholders for the fiscal year ended December 31, 2011 and Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at https://materials.proxyvote.com/655044.

100 Glenborough Drive

Suite 100

Houston, Texas 77067-3610

PROXY STATEMENT

For Annual Meeting of Stockholders

To Be Held On April 24, 2012

INTRODUCTION

The accompanying proxy, mailed together with this Proxy Statement, is solicited by and on behalf of the Board of Directors (“Board of Directors” or “Board”) of Noble Energy, Inc., a Delaware corporation (“Company”), for use at the annual meeting of stockholders of the Company to be held at 9:30 a.m., Central Time, on Tuesday, April 24, 2012, at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, and at any adjournment or postponement thereof. The approximate date on which this Proxy Statement and the accompanying proxy will first be mailed to our stockholders is March 26, 2012.

Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no directions are given, the shares will be voted in accordance with the recommendations of our Board unless otherwise indicated. Any stockholder of the Company returning a proxy has the right to revoke the proxy at any time before it is voted by communicating the revocation in writing to Arnold J. Johnson, Secretary, Noble Energy, Inc., 100 Glenborough Drive, Suite 100, Houston, Texas 77067-3610, or by executing and delivering a proxy bearing a later date. No revocation by written notice or by delivery of another proxy will be effective until the notice of revocation or other proxy, as the case may be, has been received by the Company at, or prior to, the meeting.

In order for an item of business proposed by a stockholder to be considered properly brought before the annual meeting of stockholders as an agenda item or to be eligible for inclusion in our proxy statement, our By-laws require that the stockholder give written notice to our Secretary. The notice must specify certain information concerning the stockholder and the item of business proposed to be brought before the meeting. The notice must be received by our Secretary no later than 120 calendar days before the anniversary of the previous year’s annual meeting of stockholders; provided, however, that in the event that (1) no annual meeting was held in the previous year or (2) the date of the annual meeting has changed by more than 30 days from the date of the previous year’s meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made for such notice to be timely. Accordingly, proper notice of a stockholder proposal for the 2013 annual meeting must be received by us no later than December 24, 2012.

Voting Procedures and Tabulation

Holders of record of our common stock may vote using one of the following three methods:

By Mail:    Stockholders of record may vote by signing, dating and returning the proxy card in the accompanying postage-paid envelope.

By Telephone:    Stockholders of record may call the toll-free number on the accompanying proxy card to vote by telephone, in accordance with the instructions included on the proxy card and through voice prompts received during the call.

By Internet:    By accessing the voting website listed on the proxy card, stockholders of record may vote through the Internet in accordance with the instructions included on the proxy card and on the voting website. Stockholders electing to vote through the Internet may incur telephone and internet access charges.

Proxies submitted by telephone or the Internet are treated in the same manner as if the stockholder had signed, dated and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the Internet should not return their proxy cards by mail.

Stockholders whose shares of our common stock are held in the name of a bank, broker or other holder of record (that is, “street name”) will receive separate instructions from such holder of record regarding the voting of proxies.

We will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

The inspectors will tabulate the number of votes cast for, or withheld from, each matter submitted at the meeting for a stockholder vote. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in street name have the discretionary authority to vote on certain “routine” items when they have not received instructions from beneficial owners. For purposes of our 2012 annual meeting, brokers will be prohibited from exercising discretionary authority with respect to all proposals except the ratification of the appointment of our independent auditor and approval of the amendment to our Certificate of Incorporation. In instances where brokers are prohibited from exercising discretionary authority and no instructions are received from beneficial owners with respect to such item (so-called “broker non-votes”), the shares they hold will have no effect on the vote.

CORPORATE GOVERNANCE

We are committed to integrity, reliability and transparency in our disclosures to the public. To this end, we adhere to corporate governance practices designed to ensure that our business is conducted in the best interest of our stockholders and in compliance with our legal and regulatory obligations, including the listing standards of the NYSE and the rules and regulations of the Securities and Exchange Commission (“SEC”). We monitor developments in the area of corporate governance.

Recent Corporate Governance Initiatives

On January 25, 2011, our Board adopted stock ownership guidelines for our officers and non-employee directors. These guidelines are discussed under “Stock Ownership Guidelines” in our Compensation Discussion and Analysis in this Proxy Statement and are set out in our Corporate Governance Guidelines, which are available on our website, www.nobleenergyinc.com. On December 5, 2011, our Compensation, Benefits and Stock Option Committee (“Compensation Committee”) and Corporate Governance and Nominating Committee (“Governance Committee”) reviewed the holdings of our officers and directors, finding that all of our executive officers and outside directors were in compliance with the guidelines.

Effective February 1, 2011, amendments were made to the change of control arrangements for our named executive officers and other officers and employees of the Company for the purpose of eliminating tax gross-up payment obligations of the Company to those individuals. These amendments are discussed under “Change of Control Arrangements” in our Compensation Discussion and Analysis in this Proxy Statement and described in a Form 8-K filed with the SEC on February 4, 2011.

One of our objectives is to promote a culture of corporate social responsibility that respects the rights and safety of individuals, as well as the laws, environments and sustainability of the communities in which we operate. In 2010 we adopted a Corporate Social Responsibility Policy, which is available on our website, www.nobleenergyinc.com. In January 2011 we expanded the role of our Environment, Health and Safety Committee to include assisting our Board by serving as a forum for the review of Company strategy and initiatives in the area of corporate social responsibility. This expanded role is reflected in the committee’s charter, which is available on our website, www.nobleenergyinc.com. We also continue to integrate a number of our ongoing initiatives into a corporate social responsibility program. As an example of one of those initiatives, we participate in the Carbon Disclosure Project by which companies publicly disclose on a voluntary basis certain information pertaining to greenhouse gas emissions. We also began participating in FracFocus, a hydraulic fracturing chemical registry website, where the public can locate information about the chemicals used in the hydraulic fracturing of oil and gas wells.

Effective November 1, 2011, our Board approved and adopted a revised Company Code of Business Conduct and Ethics (the “Code”). Principal revisions to the Code include the following:

•	Improving the Code’s readability and removing detailed policy discussions that previously were included in the body of the Code.

•	Adding the following policies:

•	an intellectual property policy governing the protection of the Company’s intellectual property and enforcement of the Company’s intellectual property rights;

•	an electronic communications policy governing the use of Company electronic communications devices; and

•	a separate policy on gifts and hospitality and commercial bribery, some of which previously had been incorporated into other policy and program provisions.

•	Expanding the policy prohibiting any adverse or retaliatory employment action against an employee who in good faith reports suspected violations of the Code.

In furtherance of our emphasis on compliance and ethics, in 2011 we also hired a dedicated Chief Compliance Officer to succeed the same role previously included among the responsibilities of our Chief Financial Officer.

Director Independence

The standards applied by our Board in affirmatively determining whether a director is “independent” in compliance with the listing standards of the NYSE generally provide that a director is not independent if:

1.  the director is, or has been within the last three years, an employee of the Company, or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) is, or has been within the last three years, an executive officer, of the Company;

2.  the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.  (a) the director is a current partner or employee of our internal or external auditor; (b) the director has an immediate family member who is a current partner of that firm; (c) the director has an immediate family member who is a current employee of that firm and personally works on our audit; or (d) the director or an immediate family member was, within the last three years, a partner or employee of that firm and personally worked on our audit during that time;

4.  the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

5.  the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition to these objective standards, our Board has adopted a general standard, also in compliance with the NYSE listing standards, to the effect that no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company that could interfere with the director’s ability to exercise independent judgment. Our Board exercises appropriate discretion in identifying and evaluating the materiality of any relationships directors may have with us or with parties that conduct business with us.

On February 6, 2012, our Board reviewed our directors’ relationships with the Company (and those of their immediate family members), including information related to transactions, relationships or arrangements between the Company and our directors or parties related to our directors. The following is a description of categories or types of transactions, relationships and arrangements considered by our Board in confirming its determination that these directors are independent:

•

Jeffrey L. Berenson is President and Chief Executive Officer of Berenson & Company, as well as a director and chair of the Compensation Committee of Epoch Holding Corporation, a holding company that provides investment management and advisory services. Mr. Berenson is a former director of Patina Oil & Gas Corporation (“Patina”), which we acquired by merger in May 2005.

•

Michael A. Cawley was President, Chief Executive Officer and Trustee of The Samuel Roberts Noble Foundation, Inc. (“Foundation”) throughout 2011 and until his retirement effective January 14, 2012. We paid the Foundation $19,923, and the Foundation paid us $52,769, in 2011 for the use of each other’s aircraft. Mr. Cawley received payments totaling approximately $33,225 in 2011 attributable to his interests in certain oil and gas royalties that he purchased from the Company in the 1990s. Mr. Cawley is also a director and member of the Compensation Committee, and chair of the Nominating and Governance Committee, of Noble Corporation, a publicly traded drilling company with which the Company conducted business in 2011.

•

Edward F. Cox received payments in 2011 totaling approximately $361,334 attributable to his interests in certain oil and gas royalties and interests in two general partnerships that hold royalties and are managed by the Company. Mr. Cox purchased these interests from the Company in the 1980s and 1990s. Mr. Cox also holds the position of chair of The New York Republican State Committee.

•

Thomas J. Edelman is a managing partner of White Deer Energy L.P., an energy private equity fund that owns oil service companies with which the Company conducted business in 2011. He is also a director and member of the compensation committees of Berenson & Company and PostRock Energy. Mr. Edelman is the former Chairman and Chief Executive Officer of Patina, which we acquired by merger in May 2005.

•	Eric P. Grubman is Executive Vice President of the National Football League.

•	Kirby L. Hedrick is a former Executive Vice President of Phillips Petroleum Company.

•

Scott D. Urban is a former Group Vice President, Upstream for several profit centers at BP and is a partner in Edgewater Energy LLC, an investment consulting firm. Mr. Urban is also a director and chair of the Compensation Committee, and member of the Nominating and Corporate Governance Committee, of Pioneer Drilling Company.

•

William T. Van Kleef is a director and chair of the Audit Committee of Oil States International, Inc., a publicly-traded company that provides specialty products and services to oil and gas drilling and production companies worldwide and with which the Company conducted business in 2011.

After reviewing these categories or types of transactions, relationships and arrangements, and after applying the NYSE independence standards described above, our Board affirmatively determined that no material relationship existed that would interfere with the ability of Messrs. Berenson, Cawley, Cox, Edelman, Grubman, Hedrick, Urban or Van Kleef to exercise independent judgment and that each is independent for Board membership purposes. Our Board also determined that all members of our Audit Committee, Governance Committee and Compensation Committee are independent under the NYSE independence standards and applicable SEC rules.

Leadership Structure

Chairman and Chief Executive Officer

Our Board currently combines the role of chairman of the board with the role of chief executive officer (“CEO”), and maintains a separate empowered lead independent director position to further strengthen our governance structure. Our Board believes this provides an efficient and effective leadership model for the Company. Combining the chairman and CEO roles fosters clear accountability, effective decision-making and alignment on corporate strategy.

Our Board believes that the Company is strengthened by the chairmanship of Mr. Davidson, who provides strategic, operational and technical expertise, vision and a proven ability to lead the Company to the successes it has experienced. Under Mr. Davidson’s leadership, the Company has continued to reflect solid growth. The Board believes that, under the present circumstances, the interests of the Company and its stockholders are best served by the leadership and direction of Mr. Davidson as Chairman and CEO.

Our Board recognizes that no single leadership model is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate.

A key responsibility of our CEO and Board is ensuring that an effective process is in place to provide continuity of Company leadership over the long term. Each year, a full review of senior leadership succession is conducted by our Board. During this review, the CEO and the independent directors discuss candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term and forms the basis on which the Company makes ongoing leadership assignments.

Lead Independent Director and Executive Sessions

Our Lead Independent Director, currently Michael A. Cawley, is elected annually by our Board. Our Lead Independent Director serves as a key component of our governance structure, subject to oversight by the independent members of our Board. We have not experienced any problematic governance or management issues resulting from our maintaining separate Chairman and CEO and Lead Independent Director positions. The Lead Independent Director’s responsibilities and authority generally include:

•	approving the scheduling of regular and, where feasible, special meetings of the Board to ensure that there is sufficient time for discussion of all agenda items;

•	consulting with the Chairman to establish, and approving, the agenda for each Board meeting;

•	discussing with the Chairman and approving the scope of materials to be delivered to the directors in advance of Board meetings;

•	presiding at all executive sessions of the independent or non-management directors and all other Board meetings at which the Chairman is not present;

•	serving as a liaison between the Chairman and the independent or non-management directors;

•	coordinating the activities of such directors;

•	coordinating the agenda for, and moderating, sessions of the Board’s independent directors and other non-management directors;

•	facilitating communications among the other members of the Board;

•	meeting with the Chairman after each Board meeting to discuss follow-up items, and between meetings as appropriate to review status of those items; and

•	consulting with the chairs of the Board committees and soliciting their participation to avoid diluting their authority or responsibilities.

Our Lead Independent Director’s responsibilities and authority are more specifically described in our Corporate Governance Guidelines.

Our non-management directors hold executive sessions without management at regularly scheduled meetings of our Board and at such other times as our Lead Independent Director shall designate. These sessions take place outside the presence of our CEO or any of our other employees. The Lead Independent Director presides at these executive sessions, which allow our non-management directors the opportunity to separately consider management performance and broader matters of strategic significance to us. During 2011, our non-management directors met five times in executive sessions of the Board.

Audit Committee

•

All members of our Audit Committee have been determined to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. See “Director Independence” above.

•

Our Board has determined that all members of our Audit Committee are financially literate. Our Board has also determined that William T. Van Kleef possesses accounting or related financial management expertise within the meaning of the listing standards of the NYSE and is an “audit committee financial expert” within the meaning of applicable SEC rules.

•	KPMG LLP, our independent auditor, and Netherland, Sewell & Associates, Inc., our independent oil and gas reserves auditor, report directly to our Audit Committee.

•

Our Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and our independent auditor to receive information concerning, among other things, the integrity of our financial controls and reporting.

•

Our Audit Committee has adopted a Policy on Reporting Concerns and Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting matters.

Compensation, Benefits and Stock Option Committee

•

All members of our Compensation Committee have been determined to meet the NYSE standards for independence. See “Director Independence” above. Further, each member of our Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

Corporate Governance and Nominating Committee

•	All members of our Governance Committee have been determined to meet the NYSE standards for independence. See “Director Independence” above.

•

Our Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by our management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should follow the procedures described in this Proxy Statement under the caption “Stockholder Nominees.”

Committee Charters

Each of our Board committees operates under a charter adopted by our Board that governs its duties and conduct. A copy of each charter can be obtained free of charge from our website, www.nobleenergyinc.com, or by written request to us at the address appearing on the first page of this Proxy Statement to the attention of our Secretary or by calling (281) 872-3100.

Oversight of Risk Management

Our risk management program is overseen by our Board and its committees, with support from our management and external consultants. Our Board and its committees interact in this effort through discussions arising out of committee reports at each regular Board meeting.

Enterprise risk management is a routinely scheduled agenda item for regular Board meetings, with our Chairman consulting with our Lead Independent Director to define the topic and scope of each discussion. A number of other Board processes support our risk management effort, such as those by which our Board reviews and approves our capital budget and certain capital projects, hedging policy, new country entry, significant acquisitions and divestitures, equity and debt offerings and the delegation of authority to our management.

Our Audit Committee plays an important role in risk management by assisting our Board in fulfilling its responsibility to oversee the integrity of our financial statements and our compliance with legal and regulatory requirements. The committee retains, and interacts directly with, our independent auditors of financial statements and oil and gas reserves, and holds periodic reviews with our management to address financial and related disclosures, key legal and regulatory developments and possible enhancements to our Code of Business Conduct and Ethics.

Our Governance Committee’s role in our risk management program includes annually reviewing developments in the area of corporate governance and our Corporate Governance Guidelines in order to recommend appropriate actions to our Board. It also reviews director independence, Board membership and committee assignments and makes adjustments in order to ensure that we have the appropriate director expertise to oversee the Company’s evolving business operations.

Our Environment, Health and Safety (“EH&S”) Committee plays an important role in risk management by assisting our Board in determining whether we have appropriate policies and management systems in place with respect to EH&S matters and monitoring and reviewing compliance with applicable EH&S laws, rules and regulations. This includes periodic reviews of EH&S performance, our annual EH&S audit schedule, key EH&S legal and regulatory developments and trends such as climate change and hydraulic fracturing, and Company initiatives in the area of corporate social responsibility.

Our Compensation Committee reviews our proxy statement Compensation Discussion and Analysis and discusses its disclosures with our management. It evaluates our CEO’s performance, considering input from our other independent directors on Company risk management efforts and other criteria. The committee also reviews our compensation program, most recently on October 19, 2011, in an effort to ensure that it remains aligned with our compensation objectives and to address any potential risks that are reasonably likely to have a material adverse effect on the Company. There are several design features of our short- and long-term incentive plans for all employees that reduce the likelihood of excessive risk-taking: the program design provides a balanced mix of cash and equity and short- and long-term incentives; the maximum payout under our short-term incentive plan is capped at 2.5 times the aggregate target bonus pool for all employees; and all of our full-time employees participate in the same short-term incentive plan. Our 2011 adoption of stock ownership guidelines and elimination of tax gross-up payment obligations from our change of control arrangements also support our risk management effort. See “Recent Corporate Governance Initiatives” above.

In 2011 our Board appointed a Pricing Committee comprised of Board and management representatives to provide oversight of two debt offerings and the renewal of our credit facility, each occurring in 2011. The committee played an important role in enterprise risk management by assessing financial markets and conditions in order to determine key pricing and other material terms of these transactions.

Our enterprise risk management effort is also supported by a number of management initiatives. For example, in 2011 we formed an Enterprise Risk Management Committee comprised of senior level personnel from various disciplines to assist our management in identifying, updating and mitigating risks applicable to our business. A similarly comprised Compliance and Ethics Committee was formed in 2005 to assist our management in identifying, developing and implementing appropriate polices and management systems to support our overall objectives in the areas of compliance and ethics. In furtherance of our emphasis on compliance and ethics, in 2011 we also hired a dedicated Chief Compliance Officer to succeed the same role previously included among the responsibilities of our Chief Financial Officer. In addition, we maintain a Disclosure Committee to assist our management in evaluating and determining appropriate disclosures, including those regarding risk, in our public filings.

Corporate Governance Guidelines

We have adopted a set of Corporate Governance Guidelines, including standards for director qualification and director responsibilities. The guidelines can be obtained free of charge from our website, www.nobleenergyinc.com, or by written request to us at the address appearing on the first page of this Proxy Statement to the attention of our Secretary or by calling (281) 872-3100.

Codes of Business Conduct and Ethics

•

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees and sets out our policy regarding laws and business conduct, contains other policies relevant to business conduct and sets out a process for reporting violations thereof. Effective November 1, 2011, our Board approved and adopted a revised Company Code of Business Conduct and Ethics. For more details, see information under the section entitled “Recent Corporate Governance Initiatives.”

•	We have also adopted a Code of Ethics for Chief Executive and Senior Financial Officers, violations of which are to be reported to our Audit Committee.

•

A copy of these codes can be obtained free of charge from our website, www.nobleenergyinc.com, or by written request to us at the address appearing on the first page of this Proxy Statement to the attention of our Secretary or by calling (281) 872-3100. Amendments to these codes will be promptly posted on our website.

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to, or for the benefit of, our directors and executive officers.

Directors Attendance at Annual Meetings of Stockholders

All of our directors are expected to attend each annual meeting of our stockholders. A director who is unable to attend the annual meeting, which it is understood will occur on occasion, is expected to notify the Chairman of the Board in advance of such meeting. Attendance at our annual meeting will be considered by our Governance Committee in assessing each director’s performance. Last year, all of our directors attended our annual meeting of stockholders.

Communication with the Board of Directors

Stockholders and other interested parties may contact any member of our Board, any Board committee or any chair of any such committee by mail, electronically or by calling our independent, toll-free compliance line. To communicate by mail with our Board, any individual director, or any group or committee of directors, correspondence should be addressed to our Board or any individual director or group or committee of directors by either name or title. All correspondence should be sent to Noble Energy, Inc., Attention: Secretary, at 100 Glenborough Drive, Suite 100, Houston, Texas 77067-3610. To communicate with any of our directors electronically, stockholders should go to our website, www.nobleenergyinc.com. Under the heading “About Us – Corporate Governance” you will find a link “Contact the Board” that may be used for writing an electronic message to our Board, any individual director, or any group or committee of directors. In addition, stockholders may call our independent, toll-free Compliance Line listed on our website under the same link.

All stockholder communications properly received will be reviewed by the office of our General Counsel to determine whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the appropriate director or directors.

VOTING SECURITIES

Only holders of record of our common stock, par value $3.33 1/3 per share, at the close of business on March 6, 2012, the record date for our annual meeting, are entitled to notice of, and to vote at, the meeting. A majority of the shares of common stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes on filed proxies and ballots are counted as present for establishing a quorum. On the record date for our annual meeting, there were issued and outstanding 178,775,774 shares of common stock. Each share of common stock is entitled to one vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following tabulation sets forth, as of March 6, 2012, information with respect to the only persons who were known to us to be beneficial owners of more than five percent of the outstanding shares of our common stock, based on statements filed with the SEC pursuant to Section 13(g) or 13(d) of the Exchange Act.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
FMR LLC	24,277,235	(1)	13.6%
82 Devonshire Street Boston, MA 02109

Capital World Investors	13,429,000	(2)	7.5%
333 South Hope Street Los Angeles, CA 90071

Blackrock, Inc.	11,751,408	(3)	6.6%
40 East 52nd Street New York, NY 10022

(1)	Included in the shares of common stock that are beneficially owned by FMR LLC are (a) 24,181,251 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Section 203 of the Investment Advisers Act of 1940 (“Investment Advisers Act”) (which includes 17,089,236 shares held by Fidelity Contrafund, an investment company), (b) 56,492 shares beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR LLC and a bank as defined under Section 3(a)(6) of the Exchange Act, (c) 5,792 shares beneficially owned by Strategic Advisors, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act, and (d) 33,700 shares beneficially owned by FIL Limited, a qualified institution under section 240.13d-1(b)(1)(ii).

(2)	Capital World Investors is deemed to be the beneficial owner of 13,429,000 shares of common stock as a result of CRMC acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Capital World Investors has sole voting power and dispositive power with respect to 13,429,000 shares of common stock.

(3)	Blackrock, Inc. is deemed to be the beneficial owner of 11,751,408 shares of common stock and has sole voting and dispositive power with respect to such shares.

PROPOSAL I

ELECTION OF DIRECTORS

As of the date of this Proxy Statement, our Board consists of nine directors, eight of whom are independent. The business experience of each nominee as well as the qualifications that led our Board to select each nominee for election to the Board is discussed below. All directors are elected annually to serve until the next annual meeting and until their successors are elected.

Directors in uncontested elections will be elected by majority vote of the shares cast at the 2012 annual meeting. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. In contested elections (an election in which the number of nominees for director is greater than the number of directors to be elected) the vote standard will be a plurality of votes cast.

In accordance with our Corporate Governance Guidelines, our Board will nominate for election or re-election as a director only candidates who agree to tender, promptly following the annual meeting, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting and (ii) acceptance by the Board. In addition, our Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board.

If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote, our Governance Committee will act to determine whether to accept the director’s resignation and will submit its recommendation for prompt consideration by our Board, and the Board will act on the Committee’s recommendation. Promptly thereafter, our Board will publicly disclose its decision-making process and decision regarding whether to accept the director’s resignation (or the reason(s) for rejecting the resignation, if applicable).

Any director who tenders a resignation pursuant to this provision of our Corporate Governance Guidelines may not participate in the Governance Committee recommendation or Board action regarding whether to accept his or her resignation. If each member of our Governance Committee fails to receive the required vote in favor of his or her election in the same election, then a majority of the directors who did receive the required vote will appoint a committee of independent directors to consider the resignations and recommend to the Board whether to accept them. However, if three or fewer independent directors receive the required vote for election, all directors may participate in the action regarding whether to accept the resignations.

Our Board expects that all of the nominees will be available to serve as directors as indicated. In the event that any nominee should become unavailable, however, the proxyholders will vote for a nominee or nominees who would be designated by our Board unless the Board chooses to reduce the number of directors serving on our Board.

Company Nominees for Director

Jeffrey L. Berenson — Mr. Berenson, age 61, is President and Chief Executive Officer of Berenson & Company, a private investment banking firm in New York City that he co-founded in 1990. From 1978 until co-founding Berenson & Company, he was with Merrill Lynch’s Mergers and Acquisitions department, becoming head of that department in 1986 and then co-head of its Merchant Banking unit in 1988. Mr. Berenson was appointed to the Board of Directors of Patina Oil & Gas Corporation (“Patina”) in December 2002 and joined our Board upon completion of our merger with Patina on May 16, 2005. He is also a member of the Board of Directors of Epoch Holding Corporation. Mr. Berenson brings a strong financial and executive management background to our Board as well as important historical perspective on the organization and assets acquired in our Patina merger.

Michael A. Cawley — Mr. Cawley, age 64, served as President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc. (“Foundation”) from February 1, 1992 until his retirement on January 14, 2012, after serving as Executive Vice President of the Foundation since January 1, 1991. Prior to 1991, Mr. Cawley was the President of Thompson, Cawley, Veazey & Burns, a professional corporation, attorneys at law. Mr. Cawley also served as a trustee of the Foundation from 1988 until his retirement on January 14, 2012, and is a director of Noble Corporation. He has served on our Board since 1995 and has been our Lead Independent Director since 2001. Mr. Cawley brings a strong legal and executive management background to our Board, complementary to his role as our Lead Independent Director.

Edward F. Cox — Mr. Cox, age 65, is chair of The New York Republican State Committee (“NYRSC”) and was previously for more than five years a partner in the law firm of Patterson Belknap Webb & Tyler LLP, New York, New York, serving as the chair of the firm’s corporate department and as a member of its management committee. For more than five years he has been chair of the New York League of Conservation Voters Education Fund and, for more than five years prior to his election as NYRSC chair in 2009, was chair of the finance, community college and charter school committees of the Trustees of The State University of New York and of the State University Construction Fund, and was a member of New York’s merit selection constitutional Commission on Judicial Nomination. During the two years leading up to his 2009 election as NYRSC chair, Mr. Cox served as the New York State Chair of Senator John McCain’s presidential campaign. He has served Presidents Nixon, Reagan and H. W. Bush in the international arena, has been a member of the Council on Foreign Relations since 1993 and serves on the boards of the Foreign Policy Association, the Levin Institute (State University of New York) and the American Ditchley Foundation. He has served on our Board since 1984. Mr. Cox brings a strong legal and foreign relations background to our Board, with experience in corporate governance and environmental matters.

Charles D. Davidson — Mr. Davidson, age 62, has served as our Chief Executive Officer since October 2000 and has served as Chairman of our Board since April 2001. In addition, he served as our President from October 2000 through April 2009. Prior to October 2000, he served as President and Chief Executive Officer of Vastar Resources, Inc. (“Vastar”) from March 1997 to September 2000 (Chairman from April 2000) and was a Vastar director from March 1994 to September 2000. From September 1993 to March 1997, he served as a Senior Vice President of Vastar. From 1972 to October 1993, he held various positions with ARCO. Mr. Davidson brings a strong oil and gas operational and executive management background to our Board, having industry experience in domestic and international operations.

Thomas J. Edelman — Mr. Edelman, age 61, is currently managing partner of White Deer Energy L.P., an energy private equity fund. He founded Patina Oil & Gas Corporation and served as its Chairman and Chief Executive Officer from its formation in 1996 through its merger with the Company on May 16, 2005, when he joined our Board. Mr. Edelman co-founded Snyder Oil Corporation and was its President from 1981 through 1997. He served as Chairman and Chief Executive Officer and later as Chairman of Range Resources Corporation from 1988 through 2003. From 1980 to 1981, he was with The First Boston Corporation and from 1975 through 1980 with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman serves as a director of PostRock Energy Corporation, President of Lenox Hill Neighborhood House, a Trustee and Chair of the Investment Committee of The Hotchkiss School and is a member of the Board of Directors of Georgetown University. He brings a strong financial and executive management background to our Board as well as important historical perspective on the organization and assets acquired in our Patina merger.

Eric P. Grubman — Mr. Grubman, age 54, has served as Executive Vice President of the National Football League since 2004. He was responsible for Finance and Strategic Transactions from 2004 to 2006 and has served as the League’s President of Business Ventures from 2006 to present. Mr. Grubman previously served as Co-President of Constellation Energy Group, Inc. from 2000 to 2001 and Partner and Co-Head of the Energy Group at Goldman Sachs from 1996 to 2000. Mr. Grubman serves on the Board of Directors of the U.S Naval Academy Foundation. He joined our Board on January 27, 2009. Mr. Grubman brings a strong financial and executive management background to our Board, and familiarity with the energy sector through his prior investment banking experience.

Kirby L. Hedrick — Mr. Hedrick, age 59, served as Executive Vice President over upstream operations for Phillips Petroleum Company from 1997 until his retirement in 2000. He joined our Board on August 1, 2002. Mr. Hedrick brings a strong oil and gas operational and executive management background to our Board, having industry experience that includes major international project development.

Scott D. Urban — Mr. Urban, age 58, served in executive management positions at Amoco and its successor, BP, from 1977 to 2005. At the time of his retirement from BP in 2005, he was Group Vice President, Upstream for several profit centers including North America Gas, Alaska, Egypt and Middle East and, before that, Group Vice President, Upstream North Sea. He held various positions at Amoco including, at the time of its merger with BP, Group Vice President, Worldwide Exploration. Mr. Urban is also a partner in Edgewater Energy LLC, an investment consulting firm, and a member of the Board of Directors of Pioneer Drilling. He joined our Board on October 23, 2007. Mr. Urban brings a strong oil and gas operational and executive management background to our Board, having industry experience that includes major international project development.

William T. Van Kleef — Mr. Van Kleef, age 60, served in executive management positions at Tesoro Corporation (“Tesoro”) from 1993 to 2005, most recently as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro, Mr. Van Kleef held various positions, including President,

Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. He joined our Board on November 11, 2005. Mr. Van Kleef is also a member of the Board of Directors of Oil States International, Inc. Mr. Van Kleef brings a strong financial, accounting and executive management background to our Board, as well as experience in the downstream side of our business.

Generally, our By-laws provide that a stockholder must deliver written notice to our Secretary no later than 120 calendar days prior to our annual meeting naming the stockholder’s nominee(s) for director and specifying certain information concerning the stockholder and nominee(s) as described below under the section “Stockholder Nominees.” Accordingly, a stockholder’s nominee(s) for director to be presented at our 2013 annual meeting of stockholders must be received by us no later than December 24, 2012.

Our Board unanimously recommends that stockholders vote “FOR” the election of each of its nine nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Our Board held eleven meetings in 2011, consisting of five regular meetings, its annual organizational meeting and five special meetings.

Evaluation of Director Nominees

Our Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to our Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people who, after taking into account their skills, expertise, integrity, diversity, character, judgment, age, independence, corporate experience, length of service, potential conflicts of interest and commitments (including, among other things, service on the boards or comparable governing bodies of other public companies, private business companies, charities, civic bodies or similar organizations) and other qualities, are believed to enhance our Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties and to satisfy any independence requirements imposed by law, regulation or listing standards of the NYSE.

In general, nominees for director should have an understanding of the workings of large business organizations such as the Company and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of our Board. In addition, our Governance Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. Our Governance Committee will also seek to have our Board represent a diversity of backgrounds, experience, gender and race.

Our Governance Committee will identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above who have had a change in circumstances that might make them available to serve on our Board — for example, retirement as a CEO or CFO of a public company or exiting government or military service or business and civic leaders in the communities in which our facilities are located. Our Governance Committee also, from time to time, will engage firms that specialize in identifying director candidates. Our Governance Committee will also consider candidates recommended by our stockholders.

Once a person has been identified by our Governance Committee as a potential candidate, the committee may collect and review available information regarding the person to assess whether the person should be considered further. If our Governance Committee determines that the person warrants further consideration, the committee Chair or another member of our Governance Committee will contact the individual. Generally, if the person expresses a willingness to be considered and to serve on our Board, our Governance Committee will request information, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate’s accomplishments. Our Governance Committee’s evaluation process will be the same whether or not a candidate is recommended by a stockholder, although our Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Our Governance Committee annually reviews its long-term plan for Board composition, giving consideration to the foregoing factors. Based on this review on July 26, 2011, the committee concluded that the current Board size continued to be appropriate in light of the Company’s focus and operations.

Stockholder Nominees

Our Governance Committee will consider director nominees of stockholders, provided that such recommendations are made in writing to the attention of our Secretary and generally received not less than 120 calendar days before the anniversary date of the immediately previous year’s annual meeting of stockholders. A stockholder must include the following information with each recommendation for a director nominee:

•

the name and address of the stockholder and evidence of the stockholder’s ownership of our stock, including the number of shares owned and the length of time of ownership, as well as any other direct or indirect pecuniary or economic interest the person may have in our stock;

•	whether the stockholder intends to appear in person or by proxy at our annual stockholders’ meeting to make the nomination;

•	a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is made;

•

the name, age and business and residence address of the candidate, the candidate’s résumé or a listing of his or her principal occupation or employment and qualifications to be a member of our Board and the candidate’s consent to be named as a director if selected by our Governance Committee and nominated by our Board; and

•	the class and number of shares of our stock that are beneficially owned by the candidate and any other direct or indirect pecuniary economic interest that the candidate may have in our stock.

Committees of the Board of Directors

Our Board has four standing committees, whose names, current members and purposes are as follows:

Audit Committee — William T. Van Kleef, Chair; Michael A. Cawley; Eric P. Grubman; and Scott D. Urban. The primary purpose of our Audit Committee is to: (1) assist our Board in fulfilling its responsibility to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditor and (2) prepare a committee report as required by the SEC to be included in our annual proxy statement. Our Audit Committee held five meetings during 2011. For more details, see information under the section “Report of the Audit Committee.”

Compensation, Benefits and Stock Option Committee — Kirby L. Hedrick, Chair; Jeffrey L. Berenson; Edward F. Cox; and Thomas J. Edelman. The purpose of our Compensation Committee is to: (1) review and approve our goals and objectives in the areas of: (a) salary and bonus compensation, (b) benefits, and (c) equity-based compensation, as they relate to our CEO, evaluating our CEO’s performance based on those goals and objectives and, either as a committee or together with the other independent directors (as directed by our Board), determine and approve our CEO’s compensation level based on that evaluation; (2) make recommendations to our Board with respect to non-CEO executive officer compensation, incentive-compensation plans and equity-based plans that are subject to Board approval; and (3) produce an annual report on executive compensation as required by the SEC to be included, or incorporated by reference, in our proxy statement or other applicable SEC filings. Our Board has delegated authority to our Compensation Committee to determine and approve our compensation philosophy; the annual salary, bonus, equity-based compensation and other benefits applicable to our executive officers; and equity-based compensation applicable to non- executive-officer employees. Our Compensation Committee held six meetings during 2011. For more details, see information under the section “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee — Michael A. Cawley, Chair; Jeffrey L. Berenson; Edward F. Cox; Thomas J. Edelman; Eric P. Grubman; Kirby L. Hedrick; Scott D. Urban; and William T. Van Kleef. The overall purpose of our Governance Committee is to: (1) take a leadership role in providing a focus on corporate governance to enable and enhance our short- and long-term performance; (2) engage in appropriate identification, selection, retention and development of qualified directors consistent with criteria approved by our Board; (3) develop, and recommend to our Board, a set of corporate governance principles or guidelines applicable to us; (4) advise our Board with respect to the Board’s composition, procedures and committees; and (5) oversee the evaluation of our Board and management. Our Governance Committee held six meetings during 2011.

Environment, Health and Safety Committee — Edward F. Cox, Chair; Charles D. Davidson; Thomas J. Edelman; Kirby L. Hedrick; and Scott D. Urban. The overall purpose of our Environment, Health and Safety Committee is to assist our Board in determining whether we have appropriate policies and management systems in place with respect to EH&S matters and to monitor and review compliance with applicable EH&S laws, rules and regulations. The committee is further assisting the Board by serving as a forum for the review of Company strategy and initiatives in the area of corporate social responsibility. Our Environment, Health and Safety Committee held three meetings during 2011.

Meeting Attendance

All of our directors attended at least 75% of the meetings of our Board and its committees of which such director was a member during 2011.

Compensation Committee Interlocks and Insider Participation

Kirby L. Hedrick, Jeffrey L. Berenson, Edward F. Cox and Thomas J. Edelman served on our Compensation Committee for all of 2011. There were no Compensation Committee interlocks nor insider (employee) participation during 2011.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of our Board has appointed the firm of KPMG LLP to serve as our independent auditor for the fiscal year ending December 31, 2012. This firm has audited our accounts since May 2002. Although action by our stockholders on this matter is not required, our Audit Committee believes that it is important to seek stockholder ratification of this appointment in light of the critical role played by our independent auditor in maintaining the integrity of our financial controls and reporting.

One or more representatives of KPMG LLP are expected to be present at our annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

Our Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent auditor.

PROPOSAL III

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of our named executives officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As described in our Compensation Discussion and Analysis in this Proxy Statement, we seek to link compensation strongly to performance through the use of financial incentives that are tied to the Company’s operational and financial performance. Our compensation programs are designed to reward our named executive officers for the achievement of short- and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

We believe the Company had a strong year in 2011. The Company’s total stockholder return for 2011 was 11%, which was the fourth highest total stockholder return among our compensation peer group for that period, and our cumulative stockholder return for the past three fiscal years was 71%.

We continued to lay the foundation for significant future growth from our major projects while maintaining our strong balance sheet and financial flexibility. For example:

•

We entered into a Marcellus Shale joint venture with CONSOL Energy, which strengthens and rebalances our portfolio, providing an entirely new, material growth area that will impact future reserves, production and cash flows.

•	In the Gulf of Mexico, we led our industry back to work, receiving the first post-moratorium deepwater drilling permit, and had exploration success at our Santiago prospect.

•	In the Eastern Mediterranean, sales volumes increased as we continued to support the Israeli gas market as it experienced interruptions in Egyptian supplies.

•	We made significant progress on our Tamar project, offshore Israel, which remains on schedule and on budget.

•	We continued appraisal work at the Leviathan discovery, offshore Israel, and made another significant natural gas discovery offshore Cyprus.

•	In Equatorial Guinea, we brought our Aseng project online early and under budget.

•	We continued to make progress on our Alen project, Equatorial Guinea, continued exploration activities offshore Cameroon and farmed into an exploration opportunity in Senegal-Guinea Bissau.

•	We further strengthened our balance sheet through an upsized $3.0 billion credit facility and issuance of over $1.8 billion in bonds.

We also made a change to our executive compensation program, amending the change of control arrangements for our named executive officers and other officers and employees of the Company to eliminate tax gross-up payment obligations to those individuals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that it is not binding on the Company, our Board or the Compensation Committee of our Board. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

This proposal will be approved on an advisory basis if it receives the affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy. As noted earlier in this Proxy Statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote “FOR” the proposal.

Accordingly, we ask our stockholders to vote on the following resolution at our annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

Our Board unanimously recommends that stockholders vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL IV

AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

TO AUTHORIZE ADDITIONAL COMMON STOCK AND REDUCE PAR VALUE

Our Board has approved, subject to stockholder approval, an amendment to our Certificate of Incorporation to (i) increase the number of authorized shares of our common stock from 250 million to 500 million and (ii) reduce the par value of our common stock from $3.33 1/3 per share to $0.01 per share, and directed that the amendment be submitted to a vote of our stockholders at the 2012 annual meeting. The Board believes that it is in the best interest of the Company and its stockholders to increase the number of shares of common stock authorized for issuance by 250 million shares and to reduce the par value of our common stock to $0.01 per share.

The proposed amendment would amend and restate the first grammatical paragraph of Article Fourth of our Certificate of Incorporation to read as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 504,000,000, consisting of (1) 4,000,000 shares of Preferred Stock, $1.00 par value (“Preferred Stock”), and (2) 500,000,000 shares of Common Stock, $0.01 par value (“Common Stock”).

A copy of the proposed amendment to our Certificate of Incorporation is attached to this Proxy Statement as Appendix A. The amendment, if approved, will have no effect on the four (4) million shares of preferred stock we are authorized to issue. The additional shares of common stock authorized by the proposed amendment would have the same rights and privileges as the shares of common stock currently authorized. The common stock has no preemptive rights to purchase common stock or other securities. In addition, under Delaware law, the Company’s stockholders are not entitled to dissenters’ or appraisal rights in connection with the proposed increase in the number of shares of common stock authorized for issuance.

Purposes and Effects of the Common Stock Amendment

Increase in Authorized Common Stock

As of March 6, 2012, 178,775,774 shares of common stock were issued and outstanding and 14,396,466 shares were reserved for issuance under our various employee and director benefit plans, leaving 56,827,760 shares of common stock unissued and unreserved. We desire to authorize additional shares of common stock to ensure that enough shares will be available in the event the Board determines that it is necessary or appropriate to (i) permit future stock splits in the form of stock dividends, (ii) raise additional capital through the sale of equity securities, (iii) acquire another company or its assets, (iv) allow for grants and awards pursuant to the Company’s equity compensation plans and agreements, or (v) satisfy other corporate purposes. The availability of additional shares of common stock is particularly important in the event that the Board needs to undertake any of the foregoing actions on an expedited basis and does not have the time to seek stockholder approval in connection with the contemplated issuance of common stock.

The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or the NYSE. In particular, the NYSE requires stockholder approval for (i) acquisition transactions where the issuance could increase the number of the Company’s shares outstanding by 20 percent or more and (ii) any increase in shares reserved for issuance under equity compensation plans for the Company’s employees. In such cases, further stockholder authorization will be solicited. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing stockholders. The proposed amendment to our Certificate of Incorporation is not intended for the purposes of effecting an anti-takeover measure.

Over the past ten years the Company has issued common stock only in connection with its acquisition of Patina Oil & Gas Corporation in May 2005, a two-for-one stock split in September 2005, and pursuant to the Company’s equity compensation plans and agreements. The Company’s one-year total stockholder return was 11% and cumulative stockholder return for the past three fiscal years was 71%.

Other than the possibility of a two-for-one or greater stock split effected in the form of a common stock dividend (which is not possible with the current number of authorized shares), we do not have any current specific plans, proposals or arrangements, written or otherwise, to issue any of the newly available authorized shares of common stock for any purpose, including future acquisitions and/or financings.

The holders of common stock have no preemptive rights, and the Board has no plans to grant such rights with respect to any such shares.

Reduction in Par Value

The reduction in par value is intended to bring the par value of our common stock in line with the par value of the common stock of many other public companies in Delaware. Historically, the concept of par value served to protect creditors and senior security holders by ensuring that a company received at least the par value as consideration for issuance of stock. Over time, the concept of par value has lost its significance. Many companies that incorporate today use a nominal par value or have no par value.

The reduction in the par value of the Company’s common stock would not change the number of authorized shares of our common stock or preferred stock. Following the effectiveness of the proposed amendment to the Company’s Certificate of Incorporation, the stated capital and additional paid-in capital accounts attributable to our common stock on our balance sheet will each be adjusted to reflect the par value reduction. However, our stockholders’ equity, in the aggregate, will not change solely as a result of the reduction in par value.

Certificates representing shares of the Company’s common stock, $3.33 1/3 par value per share, issued and outstanding prior to the effective date of filing of the amendment to the Certificate of Incorporation will be changed to represent the same number of shares of our common stock, $0.01 par value per share, as they did prior to such effective date. Existing certificates will not be exchanged for new certificates in connection with this amendment.

Required Vote

The affirmative vote of the holders of a majority of our outstanding shares of common stock is required for approval of the proposed amendment. Abstentions will have the same effect as votes against approval of the proposed amendment. Shares of our common stock represented by executed but unmarked proxies will be voted for the proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock and reduce the par value of our common stock.

The effective time of the proposed increase in our authorized common stock and par value reduction will be the time and on the date which the amendment to our Certificate of Incorporation is accepted for filing by and filed with the Delaware Secretary of State (or such later time and date as is specified in the certificate of amendment).

Our Board unanimously recommends that stockholders vote “FOR” the approval of the proposed amendment to the Company’s Certificate of Incorporation.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following tabulation sets forth, as of March 6, 2012, the shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table included in this Proxy Statement, and all directors and named executive officers as a group.

	Common Stock Beneficially Owned(1)
Name	Number of Shares(2)(3)		Percent of Class
Director
Jeffrey L. Berenson	51,601		*
Michael A. Cawley	62,218	(4)	*
Edward F. Cox	44,277	(5)	*
Charles D. Davidson	1,346,929	(6)	*
Thomas J. Edelman	2,033,418	(7)	1.1%
Eric P. Grubman	23,576		*
Kirby L. Hedrick	82,777		*
Scott D. Urban	34,535		*
William T. Van Kleef	86,777		*
Named Executive Officer (excluding any director named above)
Rodney D. Cook	127,818		*
Susan M. Cunningham	319,358		*
Kenneth M. Fisher	109,990		*
David L. Stover	423,625		*
All directors and named executive officers as a group (13 persons)	4,746,899		2.7%

  * Represents less than one percent of outstanding shares of common stock.

(1)	Unless otherwise indicated, all shares are directly held with sole voting and investment power.

(2)	Includes shares not outstanding but subject to options that are currently exercisable (or that will become exercisable on or before May 6, 2012), as follows: Mr. Berenson — 24,212 shares; Mr. Cawley — 41,012 shares; Mr. Cox — 21,012 shares; Mr. Davidson — 928,845 shares; Mr. Edelman — 32,212 shares; Mr. Grubman — 16,136 shares; Mr. Hedrick — 71,012 shares; Mr. Urban — 23,529 shares; Mr. Van Kleef — 32,212 shares; Mr. Cook — 67,467 shares; Ms. Cunningham — 257,210 shares; Mr. Fisher — 48,924 shares; and Mr. Stover — 302,949 shares.

(3)	Includes restricted stock awards not currently vested, as follows: 982 shares held by each of Messrs. Berenson, Cawley, Cox, Edelman, Grubman, Hedrick, Urban, and Van Kleef; Mr. Cook — 26,244 shares; Ms. Cunningham — 31,173 shares; Mr. Davidson — 89,443 shares; Mr. Fisher — 43,435 shares; and Mr. Stover — 52,406 shares.

(4)	Prior to his retirement on January 14, 2012, Mr. Cawley was one of 12 trustees of The Samuel Roberts Noble Foundation, Inc. The Foundation holds of record 947,166 shares of our common stock. As with other corporate action, the voting of the shares held by the Foundation requires a majority vote of its trustees at a meeting at which a quorum of trustees is present. Where there are more than three trustees of a company and a majority vote is required for corporate action, no individual trustee is deemed to have beneficial ownership of securities held by such company. Accordingly, the 947,166 shares held of record by the Foundation are not reflected in Mr. Cawley’s beneficial ownership of common stock.

(5)	Includes 12,000 shares held by spouse.

(6)	Includes shares indirectly held in a qualified 401(k) Plan, as follows: Mr. Davidson — 3,271 shares.

(7)	Includes 900,000 shares held under deferred compensation plans.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The first part of our Compensation Discussion and Analysis, entitled Compensation Considerations in the Current Environment, discusses how our executive compensation program operates in the current business environment. The second part, entitled Overview of Our Executive Compensation Program, discusses the elements and provides an analysis of our executive compensation program. The third part includes a presentation of executive compensation in tabular form.

Compensation Considerations in the Current Environment

Our goal continues to be to link compensation strongly to performance through the use of financial incentives that are tied to the Company’s operational and financial performance. Despite the uncertain economic situation, 2011 was another strong year for the Company. The Company’s total stockholder return for 2011 was 11%, which was the fourth highest total stockholder return among our compensation peer group for that period. The Company’s cumulative stockholder return for the past three fiscal years was 71%.

We continued to lay the foundation for significant future growth from our major projects while maintaining our strong balance sheet and financial flexibility. For example:

•

We entered into a Marcellus Shale joint venture with CONSOL Energy, which strengthens and rebalances our portfolio, providing an entirely new, material growth area that will impact future reserves, production and cash flows.

•	In the Gulf of Mexico, we led our industry back to work, receiving the first post-moratorium deepwater drilling permit, and had exploration success at our Santiago prospect.

•	In the Eastern Mediterranean, sales volumes increased as we continued to support the Israeli gas market as it experienced interruptions in Egyptian supplies.

•	We made significant progress on our Tamar project, offshore Israel, which remains on schedule and on budget.

•	We completed appraisal work at the Leviathan discovery, offshore Israel, and made another significant natural gas discovery offshore Cyprus.

•	In Equatorial Guinea, we brought our Aseng project online early and under budget.

•	We continued to make progress on our Alen project, Equatorial Guinea, continued exploration activities offshore Cameroon and farmed into an exploration opportunity in Senegal-Guinea Bissau.

•	We further strengthened our balance sheet through an upsized $3.0 billion credit facility and issuance of over $1.8 billion in bonds.

Our 2011 operational and financial performance, along with the individual performance of our executive officers, served as key factors in determining compensation for 2011, including:

•

In 2011 our Compensation Committee decided to increase the base salaries of our named executive officers by an average of 6.2%, taking into account the results of data provided by our compensation consultant and each executive’s scope of responsibilities.

•

Production, controllable unit costs and discretionary cash flow are the performance-based measures for the quantitative component of our short-term incentive plan. These metrics provide for a balanced approach to measuring annual Company performance. The Company’s performance with respect to each of these metrics, along with other qualitative performance-based measures described below, resulted in the payment of annual cash incentive awards at above-target levels for our named executive officers.

•

Long-term incentive compensation continues to constitute a substantial portion of the compensation for each of our named executive officers, comprised of equity awards of stock options and restricted stock. Awards were made to our named executive officers in 2011, taking into account the Company’s relative three-year performance versus our compensation peer group on measures such as total stockholder return, debt-adjusted per share production growth and reserve replacement.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2011 compensation of our named executive officers and the link between compensation and Company performance.

Overview of Our Executive Compensation Program

Our executive compensation program is overseen by our Compensation Committee, with input from our management and outside compensation consultant.

Compensation Program Oversight

Role of Compensation Committee

The purpose of our Compensation Committee is set out in detail in the committee’s charter but generally is to:

•

review and approve our goals and objectives relating to CEO compensation, evaluating our CEO’s performance based on those goals and objectives and determining and approving our CEO’s compensation level based on that evaluation;

•	make recommendations to our Board with respect to non-CEO executive officer compensation; and

•	produce an annual report on executive compensation as required by the SEC to be included, or incorporated by reference, in our proxy statement or other applicable SEC filings.

The committee also serves an important role in setting the overall compensation philosophy, goals and objectives of the Company.

Our Board has delegated authority to our Compensation Committee to determine and approve (1) our compensation philosophy, (2) the compensation of our non-CEO executive officers, and (3) equity-based compensation applicable to non-executive-officer employees.

Membership

Our Board appoints our Compensation Committee members and Chair, and these appointees continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member of our Compensation Committee may be removed, with or without cause, by our Board. Our Governance Committee, after consultation with our Lead Independent Director, makes recommendations to our Board with respect to the appointment of Board members to all of its committees considering, in the case of our Compensation Committee, criteria such as experience in compensation matters, familiarity with our management and other key personnel, understanding of public company compensation issues, time availability necessary to fulfill committee responsibilities and independence and other regulatory requirements. No member of our Compensation Committee participates in any of our employee compensation programs, and our Board has determined that none of our Compensation Committee members has any material business relationship with us.

Independence

We believe that these membership criteria are met by Kirby L. Hedrick, Jeffrey L. Berenson, Edward F. Cox and Thomas J. Edelman, who currently serve on our Compensation Committee and did so throughout 2011. Each has been determined by our Board to meet the NYSE standards for independence, and is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code.

Meetings

Our Compensation Committee’s meeting schedule is determined annually and meeting agendas are based on an annual calendar of recurring agenda items approved by the committee. The meeting agendas may include additional items as determined by the committee in its discretion, and the committee may also hold special meetings. Committee meeting agendas are reviewed by our Lead Independent Director and approved by the committee Chair. Our Compensation Committee held six meetings during 2011.

Delegation of Authority

In an effort to minimize the need for special meetings of our Compensation Committee to address routine compensation matters involving non-executive-officer employees, the committee has delegated limited authority to our CEO to (1) grant stock options and restricted stock to new hires for employment inducement purposes, (2) approve cash retention payments, and (3) make adjustments related to change of control severance plan participation resulting from organizational changes affecting employees not participating in the Change of Control Severance Plan for Executives. Actions taken by our CEO under these delegations are required to be reported to our Compensation Committee at its next regularly scheduled meeting and the committee reviews the appropriateness of the delegation on an annual basis.

Role of Management

Our CEO and our Vice President — Human Resources generally attend Compensation Committee meetings and provide input to the committee with respect to executive compensation, key job responsibilities, performance objectives and compensation trends. They also coordinate with the compensation consultant to ensure that committee requests regarding executive compensation matters are addressed. We believe that our CEO and Vice President — Human Resources are best qualified to support the committee in these areas given their understanding of our business and personnel, compensation program and competitive environment. In this supporting role they may provide information and recommendations relevant to establishing performance measures, weightings, targets, and similar items that affect compensation. Our CEO is closely involved in assessing the performance of our executive officers and advising our Compensation Committee in that regard, and may request that our Compensation Committee schedule special meetings to address executive compensation matters. Our CEO and Vice President — Human Resources may also communicate directly with the compensation consultant in this supporting role. Our Compensation Committee is not obligated to accept our management’s recommendations with respect to executive compensation matters, and meets in executive session to discuss such matters outside of the presence of our management. During 2011, the committee held five executive sessions.

Role of Compensation Consultant

Our Compensation Committee may retain, at our expense, independent compensation consultants it deems advisable to assist it in executive compensation matters. The committee meets with the compensation consultants, within and outside the presence of our management, to review findings based on market research regarding executive compensation and considers those findings in determining and making adjustments to our executive compensation program.

Our Compensation Committee continued to retain Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant on executive compensation for 2011. In making this decision, the committee considered the consultant’s performance in supporting the committee with respect to 2010 executive compensation matters, experience, familiarity with our executive compensation program and the compensation programs of our peer companies and sector, range of compensation services, absence of any business or personal relationship with any member of the committee and policies and procedures designed to avoid potential conflicts of interest arising out of the provision of services with respect to the Company. In 2011, the compensation consultant was responsible for reviewing our executive compensation program and providing comparative market data on compensation practices and programs based on an analysis of our peer companies and other factors. Representatives of the compensation consultant participated in all scheduled meetings of the committee, and provided input on prevailing trends, committee process and proposals presented to the committee. The compensation consultant also provided compensation consulting services to our Governance Committee in 2011 in reviewing our non-employee director total compensation, including annual retainer and meeting fees and equity compensation. Other than the services provided to these committees, the compensation consultant did not provide any services to the Company in 2011. A breakdown of fees paid to the compensation consultant for fiscal years 2011 and 2010 is set out below.

	2011	%	2010	%
Executive Compensation Fees(1)	$137,557	85	$125,270	86
Director Compensation Fees(2)	24,275	15	20,300	14
Total(3)	$161,832	100	$145,570	100

(1)	Services rendered in 2011 and 2010 include evaluating executive officer total compensation, including base salary, short- and long-term incentive compensation and post-employment compensation, and addressing peer group comparisons and trends.

(2)	Services rendered in 2011 and 2010 include reviewing non-employee director total compensation, including annual retainer and meeting fees and equity compensation, and addressing peer group comparisons and trends.

(3)	Entire amount was paid to Meridian for 2011; includes $78,158 paid to Hewitt Associates LLC and $67,412 paid to Meridian, which separated from Hewitt during the year, for 2010.

Compensation Considerations

Compensation Benchmarking

When making compensation decisions, we also look at the compensation of our CEO and other executive officers relative to that paid to similarly-situated executives at companies that we consider to be our peers — this is often referred to as “benchmarking.” We consider benchmarking data in determining executive officer base salary, our short-term incentive plan target bonus percentage factors, equity grant levels and the overall structure of our compensation program. We believe, however, that a benchmark should be just that — a point of reference for measurement — but not the determinative factor for our executives’ compensation. Because comparative compensation information is just one of the several analytic tools that are used in setting executive compensation, our Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, the committee may decide to not use comparative compensation information at all in the course of making compensation decisions.

Our Compensation Committee maintains a compensation peer group of companies, which consists of larger and smaller publicly-traded oil and gas exploration and production companies that have similar operating and financial characteristics to us. With the assistance of our CEO and the compensation consultant, our Compensation Committee reviews the composition of the peer group annually to ensure that companies remain relevant for comparative purposes.

In determining our peer group from a list of over 1,500 oil and gas exploration and production companies, consideration is given to a variety of operating and financial characteristics. Examples include relevant market valuation, stock exchange membership, business profile (including focus on upstream exploration and production activities), production and reserves. We also look for companies with similar operations to ours (for example, those with deepwater offshore exploration, Rockies, Appalachia and international projects). We tend to exclude companies with dissimilar characteristics (for example, those with significant Canadian operations; complex corporate, partnership or limited liability company structures; a single-play or development focus; or dissimilar foreign operations).

The Compensation Committee referenced compensation data gathered from industry peers in 2010 in connection with its executive compensation decisions made in early 2011, including grants of equity-based compensation to named executives. The compensation peer group referenced in that 2010 analysis included:

•Anadarko Petroleum Corp.	•Murphy Oil Corp.
•Apache Corp.	•Newfield Exploration Company
•Cabot Oil & Gas Corporation	•Pioneer Natural Resources Company
•Chesapeake Energy Corp.	•Plains Exploration and Production Company
•Devon Energy Corp.	•Range Resources Corporation
•EOG Resources, Inc.	•Southwestern Energy Company
•Forest Oil Corp.	•Talisman Energy Inc.

The Compensation Committee referenced compensation data gathered from this group, excluding Forest Oil Corp. but considering Marathon Oil Corporation and QEP Resources Inc., in connection with its executive compensation decisions made in late 2011, including salary and target bonus adjustments. After additional review on January 23, 2012, our Compensation Committee removed Forest Oil Corp. and Talisman Energy Inc. from the peers listed above given their growing dissimilarity to the Company’s operational and financial characteristics, but added Marathon Oil Corporation and Continental Resources, Inc., which are U.S. companies listed on the NYSE with a balance of projects similar in size and scope to ours.

Tally Sheets

When making executive compensation decisions, our Compensation Committee analyzes the comparative total compensation of our executive officers. To facilitate this analysis, our CEO and Vice President — Human Resources work with the compensation consultant to provide the committee with comparative tally sheets for our executive officers that include base salary and short-term incentive plan and long-term incentive plan elements; also providing separate summary information on post-employment compensation trends, benefits and other relevant factors. This information reflects recent publicly available information and other market data. We believe that it provides our Compensation Committee with a sufficient basis to analyze the comparative total compensation of our executive officers. In addition, the committee meets with the compensation consultant for related discussion.

Internal Pay Equity

While comparisons to compensation levels at companies in our compensation peer group are helpful in assessing the overall competitiveness of our executive compensation program, we believe that our program must also be internally consistent and equitable. In its review of total compensation, our Compensation Committee considers the relationship between our CEO’s total compensation and that of our other executive officers. The committee has not adopted a formal policy regarding internal pay equity, but for 2011 concluded that CEO compensation was equitable compared to that of our President and Chief Operating Officer (“COO”) and other named executive officers in recognition of the CEO’s broad responsibility and accountability for the Company’s strategy and operations, compliance and controls, investor relations and role as Chairman of our Board. The 2011 total compensation of our COO was likewise found to be equitable compared to that of the next named executive officer in recognition of the COO’s broad responsibility for the Company’s worldwide exploration and production operations, our Compensation Committee’s views on that position relative to the other named executive officer positions and the fact that two of the other named executive officers report directly to the COO. Internal pay equity was also considered by our Compensation Committee with respect to the Company’s Chief Financial Officer (“CFO”). The Compensation Committee likewise concluded that the 2011 compensation of our other named executive officers was equitable in light of their respective roles, responsibilities and reporting relationships.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to incentivize consistent, longer-term performance and achievement of strategic objectives in a manner that will:

•	compensate employees for the value of their contributions;

•	provide total compensation that is flexible enough to respond to changing market conditions and that also aligns compensation levels with performance; and

•	provide total compensation that will attract, motivate and retain individuals of high quality and support a long-standing internal culture of loyalty and dedication to our interests.

We believe that linking executive compensation to Company performance is in the best interest of our stockholders and, as an individual’s level of responsibility increases, a greater portion of total compensation should be at risk and the mix of total compensation should be weighted more heavily in favor of incentive-based compensation including equity-linked compensation. As performance goals are met or exceeded, resulting in increased value to stockholders, our executive officers should be rewarded commensurately. Our Compensation Committee believes that our 2011 executive compensation program achieved these objectives.

Elements of Our Executive Compensation Program

Our executive compensation program consists of four principal elements: base salary; a short-term incentive plan; a long-term incentive plan; and post-employment compensation. The following is a discussion of each of these elements and their respective roles in that program.

Base Salary

Base salary provides a cash foundation for our total compensation program that helps us attract and retain individuals of high quality. Our Compensation Committee believes that base salaries for executive officers should be competitive with comparable positions in peer companies to allow us to attract and retain such individuals. The policy of our Compensation Committee generally is to establish base salary levels that approximate the market median. Competitive information is obtained through oil and gas industry compensation surveys and other analyses conducted by the compensation consultant. Our Compensation Committee analyzes this information and makes appropriate annual adjustments. Taking into account the results of market data provided by the compensation consultant and each executive’s scope of responsibility, named executive officers’ base salaries were increased by an average of 6.2% effective November 1, 2011.

Short-Term Incentive Plan

Our short-term incentive plan (“STIP”) is a performance-based annual incentive bonus plan that is payable in cash and available to all of our full-time employees, including executive officers. It provides a performance-based incentive beyond base salary that is designed to motivate performance and compensate employees for the value of their annual contributions. In addition, given its annual nature and quantitative and qualitative components, the STIP has flexibility to respond to changing market conditions.

The target STIP bonus for an employee is the employee’s base salary at year-end multiplied by the percentage factor assigned to the employee’s salary classification. The target bonus percentage factor for our CEO is 100% and ranges from 75% to 95% for the other named executive officers, with the differences primarily attributable to each officer’s respective scope of responsibility within the Company. Payout under the plan may range from 0 to 2.5 times the aggregate target bonus pool for all employees. No named executive officer received a STIP bonus in excess of 2.5 times such officer’s target bonus percentage factor for 2011.

In January of each year, our Compensation Committee approves annual STIP quantitative performance-based measures, including their relative weighting and specific targets. The measures, weighting and targets are communicated to our executive officers at that time. The 2011 quantitative measures included the following components:

Quantitative Measures (36% of total)

Measure	Weight	Target
Production (BOE per day)	14%	189,000 barrels of oil equivalent per day
Relative Controllable Unit Costs	14%	50th Percentile of Peers
Discretionary Cash Flow(1)	8%	$1.807 billion
(1)	The Company defines discretionary cash flow as net cash provided by operating activities before changes in working capital, cash exploration costs, current tax expense of earnings adjustments and certain other adjustments.

Qualitative Measures (64% of total)

The Compensation Committee also considered results in the following financial and operational areas:

•	additions to proved oil and natural gas reserves;

•	exploration success;

•	safety and environmental performance;

•	financial controls;

•	regulatory compliance;

•	progress on major projects; and

•	relative total shareholder return.

For 2011, the Compensation Committee decided to continue to exclude reserve additions from the STIP quantitative performance-based measures and instead consider them as a qualitative measure. This allows the committee to better evaluate the Company’s performance in light of widely variable reserve bookings that could occur as a result of the Company’s sanction of, or failure to sanction, major projects in the deepwater Gulf of Mexico, Israel and West Africa.

Our Compensation Committee approves the target for each quantitative performance-based measure after considering prior year financial and operational results, the Board-approved budget, planned projects and capital spending plans for the upcoming year. Our Compensation Committee also considers that the achievement of those targets can be significantly affected by availability of labor and equipment, acquisitions and sales, weather, product demand and pricing, competition, regulatory changes and other industry conditions that cannot be determined with certainty at the time the targets are set. For example, the Deepwater Horizon incident led to a moratorium that stopped our deepwater drilling operations in the Gulf of Mexico for a period of time. New and proposed regulations regarding hydraulic fracturing could impact future onshore drilling plans. Similarly, natural disasters such as the Japan earthquake and tsunami can result in shortages of supplies and equipment that delay project execution. We believe that our targets are set aggressively in light of these variables and require achievement of significant performance.

The targets for the annual STIP quantitative performance-based measures may include certain adjustments that are not normally included in publicly reported results. For instance, the production target is significantly reduced from reported production by discounting gas volumes sold at a lower price in Equatorial Guinea. In addition, any significant acquisitions or divestitures are excluded when considering performance against the production and discretionary cash flow targets. Also, the discretionary cash flow target excludes deferred taxes.

Payout curves were approved for each measure at the time targets were set, ranging from a factor of 0 to 2.5, with a 1.0 factor at each target. The Company’s 2011 performance exceeded the targets for production and discretionary cash flow but were below target for relative controllable unit costs. Our Compensation Committee reviewed information provided by Company management on actual performance for each measure as applied to the measure’s payout curve to determine the bonus factor for that measure. Each bonus factor was then multiplied by the weighting for its respective measure, with the sum of the three bonus factors, as adjusted for weighting, yielding the STIP quantitative performance-based component. Our Compensation Committee likewise considered the Company’s financial and operational results in areas such as those noted above in determining the qualitative component.

The sum of the quantitative and qualitative components was applied to the Company’s aggregate target bonus pool to determine our total bonus amount to be paid. This amount was then allocated between executive officers and other employees. In the case of executive officers, the committee considered the performance of the CEO as measured against operational and financial goals submitted by the CEO earlier in the year, as well as the CEO’s assessment of the performance of the other executive officers as measured against goals each submitted earlier in the year for his or her business unit or organization, and allocated the pool based on that assessment of individual performance and each executive officer’s respective target bonus percentage factor. A cash payout under the plan based on the Company’s 2011 performance occurred in February 2012.

The 2012 STIP quantitative performance-based measures, relative weighting and specific targets were approved by our Compensation Committee on January 23, 2012 and communicated to our executive officers. Our Compensation Committee elected to retain the three performance-based measures used in 2012, each with the same weighting as 2011 but with different targets. These include production, relative controllable unit costs and discretionary cash flow. Proved reserve additions will continue to be considered by the committee in determining the qualitative component which, for 2012, will remain at 64% of the STIP formula. We believe that the approved targets for 2012 will be appropriately difficult to achieve since they will be affected by many of the same challenges and uncertainties as described above. While those targets are disclosed above in the context of historical 2011 performance, we believe that the disclosure of 2012 targets would result in competitive harm to us and are therefore omitted since (1) we are engaged in a highly competitive business, (2) we may pursue opportunities in areas without first publicly disclosing our intention to do so and (3) disclosure of these targets might enable our competitors to determine our strategic areas of interest and priorities throughout the year. We also do not believe that the disclosure of 2012 targets is material to an understanding of our 2011 executive compensation program as covered by this Proxy Statement.

Long-Term Incentive Plan

Our long-term incentive plan (“LTIP”) was approved by our Compensation Committee and adopted by our Board on January 27, 2004 and is designed to attract, motivate and retain individuals of high quality by:

•	providing competitive long-term incentive compensation opportunities;

•	rewarding outstanding achievement by those who can most directly affect our performance and instill a sense of business ownership; and

•	aligning the interests of our employees with those of our stockholders so as to maximize long-term stockholder value creation.

Our Compensation Committee may make grants or awards of stock options, restricted stock and performance units under our LTIP. Stock options and restricted stock are granted under our 1992 Plan, which was most recently amended in 2011.

Approval of Grants

In approving grants, our Compensation Committee assesses the Company’s relative three-year performance versus our compensation peer group on measures such as total stockholder return, debt-adjusted per share production growth and reserve replacement. Other considerations include input from the CEO, market data provided by our compensation consultant, executive officer total compensation and internal pay equity. Grants for the CEO and other executive officers are approved by our Compensation Committee and discussed with our Board, outside the presence of the CEO and the other executive officers.

The regular Board and Compensation Committee meeting schedule for the upcoming year is set in April of the prior year, with regular Board meetings held in January, April, July, October and December. Our Compensation Committee meetings are usually held the day before each Board meeting. The timing of these meetings is not determined by executive officers and is usually in advance of the announcement of earnings. We do not time the release of material non-public information for the purpose of affecting the values of executive compensation. Our Compensation Committee may be aware of approximate earnings results at the time of making equity grant decisions, but it does not adjust the size or timing of grants to reflect possible market reaction.

Generally, annual stock option and restricted stock grants are approved at a January meeting of our Compensation Committee. Stock options and restricted stock are granted annually on February 1 (or the preceding business day if February 1 falls on a Saturday, Sunday or holiday). It is our policy to make grants to executive officers and other employees at the same time. However, specific grants of stock options or restricted stock may be approved at other regular or special meetings to recognize the completion of a significant transaction or project, a change in an employee’s responsibility or a specific achievement, or as an inducement to, or for the retention of, employment. No special grants were made to executive officers in 2011, although special equity awards were made to Rodney D. Cook and Susan M. Cunningham effective February 1, 2012, in recognition of their significant leadership contributions resulting in exploration discoveries in Cyprus and Israel, and the Aseng project start-up in Equatorial Guinea. We communicate grants to executive officers and other employees shortly after the date of approval, in accordance with our customary practices.

Terms of Grants

Stock option grants represent the right to purchase shares of our common stock over a period of up to ten years at fair market value, as defined in the 1992 Plan, on the date of grant and upon such terms and conditions, consistent with the provisions of the plan, as are specified by our Compensation Committee at the time of grant. The 1992 Plan currently defines “fair market value” for grant purposes as (i) the closing sales price of our common stock on the NYSE on the date of grant with respect to grants and awards made on or after April 26, 2011 and (ii) as the average of the reported high and low trading price of our common stock on the NYSE on the date of grant as to grants and awards made before April 26, 2011. If there was no reported sale on such grant date, then the fair market value is based on the last preceding date on which any reported sale occurred. Stock options vest ratably over a three-year period and restricted stock vests 20% on the first anniversary of the grant date, an additional 30% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date.

Stock Ownership Guidelines

On January 25, 2011, our Board adopted stock ownership guidelines for our officers and non-employee directors. These guidelines are set out in our Corporate Governance Guidelines. We believe that our stock ownership guidelines reinforce the alignment of the long-term interests of our executive officers, non-employee directors and stockholders. We also believe that they help discourage the taking of excessive business risks.

Ownership.    Each officer listed below is expected to own a number of our shares with a value that is a multiple of the officer’s current base salary and each non-employee director is expected to own a number of shares with a value that is a multiple of the director’s annual cash retainer, as follows:

Position	Multiple
Chief Executive Officer	6.0X base salary
President	3.0X base salary
Chief Financial Officer	3.0X base salary
Other Senior Vice President	2.5X base salary
Vice President	2.0X base salary
Non-Employee Director	5.0X annual cash retainer

Holding Requirement.    Individuals not meeting these guidelines within a prescribed timeframe will be required to retain fifty percent (50%) of any net shares they subsequently acquire upon the vesting of restricted stock and/or the exercise of stock options until the required ownership multiple is met.

On December 5, 2011, our Compensation Committee and Governance Committee reviewed the holdings of our officers and non-employee directors, finding that all of our executive officers and non-employee directors were in compliance with the guidelines. This continues to be the case as of the date of this Proxy Statement.

2011 Compensation of CEO

Our Compensation Committee, with input from our other independent directors, evaluates Mr. Davidson’s performance on an annual basis. This evaluation provides the basis for the determination of Mr. Davidson’s compensation. In addition to the operational and financial results previously discussed and as reported in our Form 10-K for the year ended December 31, 2011, other significant operational highlights for the Company during 2011 under Mr. Davidson’s leadership include:

Overall

•	record total sales volumes of 222 thousand barrels of oil equivalent per day (MBoe/d), a 3% increase as compared with 2010; and

•	record year-end proved reserves of 1.2 million barrels of oil equivalent, an increase of 11% from year-end 2010.

Onshore United States

•	closed the Marcellus Shale joint venture, which produced an average of 74 million cubic feet per day (MMcf/d) of natural gas, net to our interest, in the fourth quarter of 2011;

•	increased DJ Basin volumes to 66 MBoe/d in the fourth quarter of 2011 with horizontal production exiting the quarter at 17 MBoe/d;

•	drilled longest-ever horizontal Niobrara well in the DJ Basin with over 9,100 foot lateral in the Wattenberg field; and

•	drilled and completed 64 horizontal wells in the DJ Basin Niobrara formation and added a fifth rig to the program.

Deepwater Gulf of Mexico

•	announced Santiago discovery and increased the expected initial net production at the Galapagos project to over 10 thousand barrels per day (MBbl/d) of crude oil; and

•	received Gunflint drilling permit.

International

•	the startup of Aseng project, which exited the year producing 19 MBbl/d of crude oil, net to our interest;

•	a world-class discovery offshore Cyprus;

•	oil discovery at the Carla prospect in Block O, offshore Equatorial Guinea;

•	sanctioned the development plan for the Noa project, offshore Israel, and drilled two development wells;

•	natural gas sales in Israel of 173 MMcf/d;

•	completed transfer of assets and exit from Ecuador;

•	completed seismic acquisition of 3-D data offshore Nicaragua; and

•	successfully appraised the Leviathan discovery offshore Israel.

Mr. Davidson’s base salary as of January 1, 2011 was $1,060,000. Based on the results of our compensation consultant’s review of 2011 executive compensation, our Compensation Committee adjusted Mr. Davidson’s salary based on the market median for his position relative to our compensation peer group giving consideration to the scope of his responsibilities. Mr. Davidson received a 6.1% base salary increase to $1,125,000, effective November 1, 2011.

Mr. Davidson received a total STIP payment of $1,856,250 in February 2012, based on our Compensation Committee’s review of overall performance of the Company for 2011, as well as Mr. Davidson’s performance as measured against operational and financial goals for 2011 that he submitted earlier in the year. Mr. Davidson’s STIP payment for 2011 performance increased by 0.1% compared to 2010.

Mr. Davidson was granted awards under our 1992 Plan of 94,773 stock options and 38,715 shares of restricted stock on February 1, 2011, based in part on market data from the compensation consultant and considering our relative performance versus our compensation peer group and Mr. Davidson’s leadership performance.

We believe that Mr. Davidson’s compensation level is consistent with the objectives of our compensation program, provides an appropriate mix of salary and incentive compensation, rewards leadership performance by Mr. Davidson that has produced some key results by the Company in 2011 and provides motivation for the future achievement of short- and long-term goals necessary to stockholder value creation. We also believe that it is internally consistent and equitable compared to our other executive officers in recognition of Mr. Davidson’s broad responsibility and accountability for the Company’s strategy and operations, compliance and controls, investor relations and role as Chairman of our Board.

2011 Compensation of Other Named Executive Officers

In determining the compensation of Messrs. Fisher, Stover and Cook and Ms. Cunningham for 2011, our Compensation Committee considered their respective roles, responsibilities and reporting within the Company; their respective contributions to the overall performance of the Company; the performance of their respective business units or organizations; comparisons to our compensation peer group; and internal pay equity.

Based on the results of the compensation consultant’s review of 2011 executive compensation, each of our other named executive officers received an increase in base salary as our Compensation Committee determined that an increase was appropriate based on the median for their respective positions relative to our compensation peer group giving consideration to the scope of their respective responsibilities. Effective November 1, 2011, Mr. Fisher’s base salary was increased to $550,000, Mr. Stover’s base salary was increased to $675,000, Ms. Cunningham’s base salary was increased to $500,000, and Mr. Cook’s base salary was increased to $455,000.

After reviewing the overall performance of the Company for 2011 and the contributions to that performance of each non-CEO named executive officer and his or her respective business unit or organization, our Compensation Committee approved the following STIP payments: Mr. Fisher — $763,440; Mr. Stover — $1,081,363; Ms. Cunningham — $614,093; and Mr. Cook — $564,370. We believe that these STIP payments are appropriate in light of the Company’s performance in 2011 and reflect the relative contributions of these executive officers, including Mr. Fisher’s leadership within the Company’s financial organization; Mr. Stover’s role in the growth of our domestic and international businesses, including our entry into the Marcellus Shale; Ms. Cunningham’s role in our exploration success with another major discovery offshore Cyprus; and Mr. Cook’s role in the progress made in our international development projects, including the Aseng project coming online early and under budget.

On January 23, 2012, our Compensation Committee approved the following stock option grants and restricted stock awards under our 1992 Plan for our other named executive officers:

Named Executive Officer	Stock Options	Shares of Restricted Stock
Kenneth M. Fisher	28,909	11,294
David L. Stover	56,561	22,098
Susan M. Cunningham	33,308	13,013
Rodney D. Cook	33,308	13,013

In determining the level of these grants, our Compensation Committee considered market data provided by our compensation consultant regarding our compensation program and appropriate long-term incentive grant levels in light of compensation peer group practices and our relative performance versus that group.

Post-Employment Compensation

Our post-employment compensation is provided under qualified and nonqualified defined benefit plans, qualified and nonqualified defined contribution plans, and either individual change of control agreements or, alternatively, a change of control plan. Through its various components, our post-employment compensation facilitates our efforts to retain individuals of high quality and support a long-standing internal culture of loyalty and dedication to our interests.

Qualified Defined Benefit Plan

Our qualified defined benefit plan (“Retirement Plan”) provides employees originally hired before May 1, 2006, which includes all of our named executive officers except Mr. Fisher, with retirement income benefits commencing upon retirement after attaining the normal retirement age of 65 or upon early or deferred vested retirement after attaining age 55 and completing 5 years of vesting service. Early retirement reductions apply if retirement benefits are commenced prior to age 65. The amount of an employee’s monthly Retirement Plan benefit will depend upon the employee’s final average monthly compensation, age and the number of his or her years of credited service (which is limited to a maximum of 30 years). Monthly Retirement Plan benefits commencing upon retirement after attaining the normal retirement age of 65 are calculated using the greater of the following two formulas:

Formula 1	Formula 2

1.25% × final average monthly

compensation × years of credited service

(up to 30) + 0.50% × final average

monthly compensation that exceeds Social

Security covered compensation × years

of credited service (up to 30)

2% × final average monthly compensation × years of credited service (up to 20)

Final average monthly compensation generally means the employee’s average monthly compensation from the Company for the 60 consecutive months prior to retirement that results in the highest average monthly compensation for the employee. The compensation taken into account for Retirement Plan purposes includes the employee’s salary and STIP payment. The annual amount of compensation that can be taken into account for Retirement Plan purposes is limited by the Internal Revenue Code. This annual compensation limit is $245,000 for 2011 and $250,000 for 2012. The maximum annual benefit that may be paid to an employee under our Retirement Plan is also limited by the Internal Revenue Code. This maximum annual benefit is $195,000 for 2011 and $200,000 for 2012.

Our Compensation Committee reviewed our Retirement Plan in 2006 and concluded that an enhanced defined contribution plan would be better aligned with our compensation program objectives because it would offer employees more investment choices, be portable and be more cost-effective to the Company. Accordingly, beginning on May 1, 2006, our Retirement Plan was closed to new participants and new employees became eligible to instead receive an enhanced Company contribution in the qualified defined contribution plan described below. Employees originally hired before May 1, 2006, which include all of our named executive officers except Mr. Fisher, continue to accrue benefits under the Retirement Plan.

We amended our Retirement Plan effective January 1, 2008 to allow existing plan participants to elect to receive a lump sum distribution upon separation from service. Lump sums are calculated using Internal Revenue Service mandated rates.

Nonqualified Defined Benefit Plan

Our nonqualified defined benefit plan (“Restoration Plan”) is an unfunded plan that provides the benefits under the Retirement Plan’s benefit formula that cannot be provided by the Retirement Plan because of the annual compensation and annual benefit limitations applicable to the Retirement Plan under the Internal Revenue Code. The amount of an employee’s monthly Restoration Plan benefit will depend upon the employee’s final average monthly compensation, age and the number of his or her years of credited service (which is limited to a maximum of 30 years). Existing plan participants were allowed to make a one-time election prior to January 1, 2008 to receive plan benefits in a lump sum payment upon separation from service, as permitted by the transition relief provisions of Internal Revenue Code Section 409A. Restoration Plan benefits are calculated using the same methodology utilized for our Retirement Plan. Employees originally hired before May 1, 2006, which include all of our named executive officers except Mr. Fisher, continue to accrue benefits under the Restoration Plan.

Qualified Defined Contribution Plan

Our qualified defined contribution plan (“Thrift Plan”) allows employees to make pre-tax contributions to the plan out of their basic compensation. For the purposes of the Thrift Plan, basic compensation generally means cash compensation, including overtime but excluding incentive payments, bonuses, allowances and other extraordinary remuneration. The amount of an employee’s basic compensation taken into account under the Thrift Plan cannot exceed the Internal Revenue Code limit, which is $245,000 for 2011 and $250,000 for 2012. The annual contribution made by an employee to the Thrift Plan cannot exceed 50% of his or her basic compensation and is limited to a maximum contribution amount specified under the Internal Revenue Code (which is $16,500 for 2011 and $17,000 for 2012, plus a catch-up contribution in each of those years of $5,500 for employees who are at least 50 years of age). An employee’s pre-tax contributions (other than catch-up contributions) made to the Thrift Plan are matched by the Company on a dollar-for-dollar basis up to 6% of the employee’s basic compensation. In addition, beginning in 2006, the Company makes the following age-weighted contribution to the Thrift Plan for each participant whose initial employment date with the Company is on or after May 1, 2006 (which does not include any of our named executive officers except Mr. Fisher) and who is employed by or on authorized leave of absence from the Company on the last day of the calendar year (or whose retirement, permanent disability or death occurred during such year while employed by or on authorized leave of absence from the Company):

Age of Participant	Contribution Percentage for Portion of Basic Compensation Below the FICA Taxable Wage Base	Contribution Percentage for Portion of Basic Compensation Above the FICA Taxable Wage Base
Under 35	4%	8%
At least 35 but under 48	7%	10%
At least 48	9%	12%

The contributions made to our Thrift Plan by or for a participant are credited to accounts maintained for such participant under the plan. The amounts credited to a participant’s accounts are invested at the direction of the participant in various investment fund options available under the Thrift Plan, including investment in shares of our common stock. The amounts credited to a participant’s accounts that are attributable to his or her pre-tax contributions are immediately 100% vested. Amounts attributable to the Company’s matching contributions become 34% vested upon the completion of one year of service, 67% vested upon the completion of two years of service, and 100% vested upon the completion of three years of service. The amounts attributable to the Company’s age-weighted contributions become vested after three years of service. The amounts credited to a participant’s accounts become distributable upon the participant’s termination of employment with the Company, and certain amounts are available for loans, hardship distributions and in-service withdrawals.

Nonqualified Deferred Compensation Plan

Our nonqualified deferred compensation plan (“Deferred Compensation Plan”) allows executive officers, and certain other employees, to save for retirement in a tax-effective way at minimal cost to us. Under the Deferred Compensation Plan, participants are allowed to defer portions of their salary and bonus and to receive certain matching and age-weighted contributions that would have been made to our Thrift Plan if the Thrift Plan had not been subject to Internal Revenue Code compensation and contribution limitations. Under this unfunded program, amounts deferred by the participant are credited annually with interest at a rate equal to the greater of 125% of the 120-month rolling average of 10-year U.S. Treasury Notes or the 120-month rolling average of the prime rate as published in The Wall Street Journal.

Change of Control Arrangements

We have adopted change of control arrangements for our executive officers and certain other employees. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change of control of the Company. Based on information provided by our compensation consultant, we believe that these arrangements are common practice and align our executive officer interests with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interest of stockholders without undue concern over whether the transactions may jeopardize their continued employment.

A change of control will be deemed to have occurred under our change of control arrangements if any of the following events occurs:

•

individuals who constituted our Board on January 1, 2008 (or such other date as may be specified in individual change of control agreements) (“Incumbent Board”) cease to constitute at least 51% of the Board, provided that any individual whose election was approved by a vote of at least a majority of the directors of the Incumbent Board will be considered a member of the Incumbent Board;

•

our stockholders approve a reorganization, merger or consolidation whereby the persons who were stockholders immediately prior to the reorganization, merger or consolidation do not immediately thereafter own at least 51% of the voting shares of the new entity;

•	our stockholders approve a liquidation or dissolution of the Company or a sale of all or substantially all of our assets to a non-related party; or

•	a new person or entity becomes the owner of at least 25% of our outstanding common stock or voting power in the Company.

We believe that these changes of control events are an accurate depiction of circumstances that could reasonably be expected to result in a material change in the leadership and direction of the Company, creating uncertainties among employees and executive officers in such areas as the continuity of management, continued employment opportunities, and our ability to execute existing programs.

All of our change of control arrangements include provisions regarding severance benefits that our executive officers and certain other employees may be entitled to receive if they are terminated within two years following a change of control of the Company. Under these arrangements, if a named executive officer is terminated for any reason (other than for cause, disability or death) within two years after a change of control, we will then pay or provide the following to that named executive officer:

•	all unpaid salary and expenses;

•	a lump sum equal to a multiple of his or her annual cash compensation (made up of annual salary and bonus) ranging from 2.5 times to 2.99 times;

•	an amount equal to his or her pro-rata target bonus for the then-current year;

•

life, disability, medical and dental insurance benefits, upon his or her written request, ranging among named executive officers from 30 to 36 months or such shorter period until the executive obtains substantially equivalent coverage from a subsequent employer;

•	the vesting of his or her stock options and restricted stock; and

•	reimbursement for reasonable fees up to $15,000 for out-placement employment services.

If we terminate the named executive officer for cause, no benefit is payable to, or with respect to, that named executive officer under our change of control arrangements. A termination for cause may only be made by the affirmative vote of a majority of the members of our Board.

Our change of control arrangements include a plan or, in the alternative, individual change of control agreements. Specifically, on October 24, 2006, our Board approved a Change of Control Severance Plan for Executives (“Executive Change of Control Plan”), which became effective on that date. The plan covers our executive officers and certain key employees, provided that they are not already party to pre-existing change of control agreements with us. All of our named executive officers, except Messrs. Fisher and Cook, are parties to pre-existing change of control agreements and therefore may not participate in the plan at this time. Messrs. Fisher and Cook currently participate in our Executive Change of Control Plan.

Our change of control arrangements previously provided for a tax gross-up payment to the named executive officer that would fully offset the effect of (1) any excise tax imposed by Section 4999 of the Internal Revenue Code upon the benefits payable under such arrangements (or under any other Company plan, arrangement or agreement), and (2) any federal, state or local income tax or additional Section 4999 excise tax that is attributable to the tax gross-up payment. Effective February 1, 2011, the tax gross-up provision was eliminated from all of our individual change of control agreements and our Executive Change of Control Plan (although the effectiveness of such elimination under the Executive Change of Control Plan was subject to a pre-existing delay provision contained in the plan if a change of control had occurred before January 26, 2012).

Severance Benefit Plan

Our Severance Benefit Plan (“Severance Benefit Plan”) is an unfunded plan that provides for severance benefits to eligible employees, including our executive officers, in certain instances based upon years of completed service. The severance benefits are comprised of:

•	a cash payment of two weeks of base salary pay for every year of completed service, with a minimum of 12 weeks of pay and a maximum of 52 weeks of pay;

•	a pro-rated STIP payment based on the number of months of employment during the calendar year of termination;

•	six months of reduced-rate contributions under our medical and dental plans; and

•	twelve weeks of coverage under our employee assistance plan.

Perquisites:    We do not consider perquisites to be a material component of executive compensation. In 2011, certain of our executive officers received non-material personal benefits, such as club membership dues reimbursement, comprehensive physical examinations and a tablet computer.

Other Compensation Matters

Health and Welfare Programs

We offer a number of other benefits to our executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long-term disability (“LTD”) and short-term disability insurance, life and accidental death and dismemberment (“AD&D”) insurance, health and dependent care flexible spending accounts, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.

Indemnification Agreements

We have entered into an indemnification agreement with each of our non-employee directors and our executive officers. These agreements provide for us to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or executive officers and to advance their expenses incurred as a result of a proceeding as to which they may be indemnified. We also cover such persons under a directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable law and are in addition to any other rights the individual may have under our Certificate of Incorporation, By-laws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced executive officers and non-employee directors.

Tax and Accounting Considerations

Under Section 409A of the Internal Revenue Code, amounts deferred for an executive officer under a nonqualified deferred compensation plan may be included in gross income when vested and subject to a 20% or more additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions.

Section 162(m) of the Internal Revenue Code may limit our ability to deduct annual compensation in excess of $1,000,000 that is paid to our CEO and other named executive officers, unless that compensation is “performance-based compensation” within the meaning of Section 162(m) and the regulations promulgated thereunder. We believe that all of the stock options granted under the 1992 Plan qualify as performance-based compensation and therefore are not subject to the deduction limitation of Section 162(m). However, the salary and STIP payouts paid to our executive officers, the time-vested restricted stock awards, and certain payments provided for under our change of control arrangements with the named executive officers are not exempt from this deduction limit.

Section 280G of the Internal Revenue Code limits our ability to deduct amounts paid to certain disqualified individuals, including our executive officers, that are treated as excess parachute payments. Excess parachute payments are also subject to an excise tax payable by the recipient of such payment. Parachute payments are payments that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of our assets, and they become excess parachute payments with respect to a disqualified individual to the extent that the total amount of the parachute payments made to such individual exceeds a certain threshold amount. Examples of the types of payments that could give rise to parachute payments are the accelerated vesting of stock options and restricted stock upon a change of control and severance payments made upon a termination of employment in connection with a change of control.

Although we consider tax deductibility in the design and administration of our executive compensation plans and program, we believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it results in the non-deductibility of certain compensation under the Internal Revenue Code.

Rules under generally accepted accounting principles determine the manner in which we account in our financial statements for grants of equity-based compensation to our employees. Our accounting policies for equity-based compensation are further discussed in Note 15 to our consolidated financial statements, included in our 2011 Annual Report on Form 10-K.

REPORT OF THE COMPENSATION, BENEFITS

AND STOCK OPTION COMMITTEE

ON EXECUTIVE COMPENSATION

The following report of the Compensation, Benefits and Stock Option Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), and the information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

The Compensation, Benefits and Stock Option Committee has reviewed the Compensation Discussion and Analysis contained in this Proxy Statement and discussed this disclosure with management. Based on this review and discussions with management, the Compensation, Benefits and Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

March 5, 2012

Compensation, Benefits and

Stock Option Committee

Kirby L. Hedrick, Chair

Jeffrey L. Berenson

Edward F. Cox

Thomas J. Edelman

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation earned by our CEO and CFO and each of our three most-highly compensated executive officers other than the CEO and CFO (collectively, the “named executive officers”) during 2009, 2010 and 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings($)(5)	All Other Compensation ($)(6)	Total ($)
Charles D. Davidson	2011	$1,069,719	—	$3,500,030	$2,864,040	$1,856,250	$2,123,823	$78,059	$11,491,921
Chairman and Chief	2010	1,012,644	—	3,249,970	2,650,346	1,855,000	1,494,043	70,539	10,332,542
Executive Officer	2009	1,025,000	—	2,445,629	2,445,383	1,435,000	1,934,613	74,386	9,360,011

Kenneth M. Fisher(7)	2011	528,738		999,970	818,327	763,440	518	104,417	3,215,410
Senior Vice President and Chief Financial Officer	2010	495,192	$500,000	826,516	674,014	790,000	—	83,771	3,369,493
	2009	62,500	500,000	2,399,957	899,508	70,000	—	505,970	3,937,935

David L. Stover	2011	632,476	—	1,799,964	1,472,953	1,081,363	886,629	54,428	5,927,813
President and Chief	2010	593,461	—	1,716,032	1,399,375	1,200,000	527,382	24,023	5,460,274
Operating Officer	2009	600,000	—	1,662,774	1,668,488	756,000	456,033	26,199	5,169,494

Susan M. Cunningham	2011	478,738	—	875,030	715,972	614,093	622,657	19,586	3,326,076
Senior Vice President — Exploration	2010	437,769	—	825,014	672,786	675,000	386,614	16,847	3,014,030
	2009	440,000	—	1,138,344	1,148,115	489,720	402,430	22,644	3,641,253

Rodney D. Cook	2011	429,486	—	875,030	715,972	564,370	1,173,636	25,173	3,783,667
Senior Vice President — International	2010	384,490	—	639,091	521,173	700,000	747,129	23,670	3,015,553
	2009	385,000	—	763,339	765,728	428,505	708,675	34,282	3,085,529

(1)	Certain of our named executive officers deferred a portion of their base salaries under our Deferred Compensation Plan:

Name	Year	Percentage of Salary Deferred	Amount Deferred
Charles D. Davidson	2011	45%	$481,374
	2010	45%	455,690
	2009	45%	461,250

Kenneth M. Fisher	2011	3%	15,862
	2010	0%	—
	2009	0%	—

David L. Stover	2011	5%	31,624
	2010	0%	—
	2009	0%	—

Rodney D. Cook	2011	0%	—
	2010	0%	—
	2009	10%	38,500

(2)	Reflects the aggregate grant date fair value of restricted stock granted under our 1992 Plan, which was computed in accordance with FASB ASC Topic 718. Shares granted will vest according to the following schedule: 20% on the first anniversary of the grant date; an additional 30% on the second anniversary of the grant date; and the remaining 50% on the third anniversary of the grant date. The vesting of these shares is not contingent upon the satisfaction of any performance goals. See the Grants of Plan-Based Awards table for information on restricted stock granted in 2011.

(3)	Reflects the aggregate grant date fair value of nonqualified stock options granted under our 1992 Plan. Options represent the right to purchase shares of common stock at a price per share equal to fair market value on the date of grant. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant. Vesting of these options is not contingent upon the satisfaction of any performance goals, although none of the options may be exercised before the first anniversary (absent a change of control of the Company) or after the tenth anniversary of the date of grant. See the Grants of Plan-Based Awards table for information on stock options granted in 2011.

(4)	Reflects payments under our STIP based on the achievement of certain performance goals during the year indicated. STIP awards earned during the year indicated were paid or deferred in February of the following year, as follows:

Name	Year	STIP Payout
Charles D. Davidson	2011	$1,856,250
	2010	1,855,000
	2009	1,435,000

Kenneth M. Fisher	2011	763,440
	2010	790,000
	2009	70,000
David L. Stover	2011	1,081,363
	2010	1,200,000
	2009	756,000

Susan M. Cunningham	2011	614,093
	2010	675,000
	2009	489,720
Rodney D. Cook	2011	564,370
	2010	700,000
	2009	428,505

(5)	Reflects during the year indicated: (a) the aggregate increase in actuarial present value of the named executive officer’s benefits under our Retirement Plan and our Restoration Plan; and (b) the above-market Deferred Compensation Plan earnings, as follows:

Name	Year	Increase in Retirement and Restoration Plans(a)	Deferred Compensation Above-Market Earnings(b)
Charles D. Davidson	2011	$1,855,729	$268,094
	2010	1,324,713	169,330
	2009	1,757,599	177,014

Kenneth M. Fisher	2011	—	518
	2010	—	—
	2009	—	—
David L. Stover	2011	863,759	22,870
	2010	513,313	14,069
	2009	441,239	14,794

Susan M. Cunningham	2011	622,657	—
	2010	386,614	—
	2009	402,430	—
Rodney D. Cook	2011	1,167,383	6,253
	2010	743,818	3,311
	2009	705,759	2,916

(a)	Beginning of year values for calculating the aggregate increase in actuarial present value reflect a 5.50% discount rate for the Retirement Plan and a 5.25% discount rate for the Restoration Plan; end of year values reflect a 4.25% discount rate for both plans. Present values are based on the same actuarial assumptions and measurement dates disclosed in Note 14 to our financial statements in the Form 10-K for the year ended December 31, 2011, except that for purposes of the present value calculations participants are assumed to work until age 65 and commence their benefits at that time.

(b)	Above-market earnings in 2011 are based on the difference between the plan crediting rate of 5.54% and 120% of the annual long-term Applicable Federal Rate as of September 2010 (4.41%); earnings in 2010 are based on the difference between the plan crediting rate of 6.11% and 120% of the annual long-term Applicable Federal Rate as of September 2009 (5.27%); earnings in 2009 are based on the difference between the plan crediting rate of 6.55% and 120% of the annual long-term Applicable Federal Rate as of September 2008 (5.51%).

(6)	All other compensation includes:

Name	Year	Thrift Plan Matching Contributions	Deferred Compensation Plan Matching Contributions	Club Memberships	Insurance Premiums	Holiday Bonus	Physical Examinations	Profit Sharing Plan Contributions(a)
Charles D. Davidson	2011	$14,700	$49,483	$9,110	$1,872	$157	$2,150	$—
	2010	14,700	46,059	7,391	2,232	157	—	—
	2009	14,700	46,800	7,391	2,508	157	2,580	—
Kenneth M. Fisher	2011	14,700	17,024	9,832	1,872	157	—	60,245
	2010	14,700	—	10,463	2,232	157	—	56,219
	2009	—	—	—	209	136	—	5,625
David L. Stover	2011	14,700	23,249	8,728	1,872	157	5,135	—
	2010	14,700	—	6,934	2,232	157	—	—
	2009	14,700	—	6,934	2,508	157	1,900	—
Susan M. Cunningham	2011	14,700	—	—	1,794	157	2,935	—
	2010	14,700	—	—	1,990	157	—	—
	2009	14,700	—	—	2,207	157	5,580	—
Rodney D. Cook	2011	14,700	—	8,119	1,610	157	—	—
	2010	14,700	—	7,065	1,748	157	—	—
	2009	14,700	8,400	7,065	1,931	136	2,050	—

Also included in the value of other compensation in 2011 is $587 for the value of a tablet computer furnished to Messrs. Davidson, Fisher, Stover and Cook.

(a)	Mr. Fisher received Profit Sharing Plan contributions for 2011, 2010 and 2009 as of the last day of each calendar year. A portion of Mr. Fisher’s 2011 Profit Sharing contribution ($17,800) was deposited into Mr. Fisher’s Profit Sharing Plan contribution account in our Thrift Plan. The remaining portion of Mr. Fisher’s 2011 Profit Sharing Plan contribution ($42,445) was credited to Mr. Fisher’s account in our nonqualified Deferred Compensation Plan. A portion of Mr. Fisher’s 2010 Profit Sharing contribution ($17,800) was deposited into Mr. Fisher’s Profit Sharing Plan contribution account in our Thrift Plan. The remaining portion of Mr. Fisher’s 2010 Profit Sharing Plan contribution ($38,419) was credited to Mr. Fisher’s account in our nonqualified Deferred Compensation Plan. Mr. Fisher’s 2009 Profit Sharing Plan contribution ($5,625) was deposited into Mr. Fisher’s Profit Sharing Plan account in our Thrift Plan.

As reflected in the table above, the salary received by each of our named executive officers as a percentage of their respective total compensation during the year indicated was as follows:

Name	Year	Percentage of Total Compensation
Charles D. Davidson	2011	9.3%
	2010	9.8%
	2009	11.0%
Kenneth M. Fisher	2011	16.4%
	2010	14.7%
	2009	1.6%
David L. Stover	2011	10.7%
	2010	10.9%
	2009	11.6%
Susan M. Cunningham	2011	14.4%
	2010	14.5%
	2009	12.1%
Rodney D. Cook	2011	11.4%
	2010	12.8%
	2009	12.5%

(7)	Mr. Fisher was appointed Senior Vice President and CFO of the Company effective November 16, 2009 and received two cash payments in the amount of $500,000 each pursuant to the terms of his compensation arrangement with the Company. The first payment was made on December 16, 2009 and the second payment was made on May 21, 2010.

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2011.

Name	Approval Date(1)	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
			Units Granted	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Charles D. Davidson	01/25/11	02/1/11	—	—	—	—	—	—	—	38,715	94,773	$90.4050	$6,364,070
Kenneth M. Fisher	01/25/11	02/1/11	—	—	—	—	—	—	—	11,061	27,079	90.4050	1,818,297
David L. Stover	01/25/11	02/1/11	—	—	—	—	—	—	—	19,910	48,741	90.4050	3,272,917
Susan M. Cunningham	01/25/11	02/1/11	—	—	—	—	—	—	—	9,679	23,692	90.4050	1,591,002
Rodney D. Cook	01/25/11	02/1/11	—	—	—	—	—	—	—	9,679	23,692	90.4050	1,591,002

(1)	All grants were approved by our Compensation Committee, and were effective and priced on the date of grant.

(2)	Represents the shares of restricted stock granted under our 1992 Plan in 2011. The shares will vest according to the following schedule: 20% of the award will vest on the first anniversary of the grant date; an additional 30% of the award will vest on the second anniversary of the grant date; and the remaining 50% of the award will vest on the third anniversary of the grant date. Dividends declared on shares of restricted stock are accrued during the three-year restricted period and will be paid upon vesting of restricted shares.

(3)	Represents grants of nonqualified stock options under our 1992 Plan. Options represent the right to purchase shares of common stock at the price per share (equal to fair market value on the date of grant) indicated in the table. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant.

(4)	Exercise price at “fair market value” was defined in our 1992 Plan as the average of the reported high and low trading price of our common stock on the NYSE on the date of grant. The closing price of our common stock on February 1, 2011 was $89.14.

(5)	Reflects aggregate grant date fair value of restricted stock and nonqualified stock options granted to our named executive officers on February 1, 2011 computed in accordance with FASB ASC Topic 718. Grant date fair value of stock options reported above is as follows: Mr. Davidson — $2,864,040; Mr. Fisher — $818,327; Mr. Stover — $1,472,953; Ms. Cunningham — $715,972; and Mr. Cook — $715,972. Grant date fair value of restricted stock reported above is as follows: Mr. Davidson — $3,500,030; Mr. Fisher — $999,970; Mr. Stover — $1,799,964; Ms. Cunningham — $875,030; and Mr. Cook — $875,030.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to restricted stock and stock options held by our named executive officers as of December 31, 2011.

Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles D. Davidson	150,000				17.6825	2/1/2013	24,354	(6)	2,298,774
	86,580				22.2325	2/1/2014	34,625	(8)	3,268,325
	58,852				29.8700	2/1/2015	38,715	(9)	3,654,309
	21,550				32.7925	5/16/2015
	12,000				41.4650	8/1/2015
	77,957				45.9400	2/1/2016
	164,118				53.4150	2/1/2017
	125,200				72.9400	2/1/2018
	86,993	43,497	(1)		50.2050	1/30/2019
	35,254	70,506	(2)		75.0900	2/1/2020
		94,773	(3)		90.4050	2/1/2121
Kenneth M. Fisher	21,966	10,983	(4)	—	67.4600	11/16/2019	17,788	(10)	1,679,009
	8,966	17,930	(2)		75.0900	2/1/2020	8,806	(8)	831,161
		27,079	(3)		90.4050	2/1/2021	11,061	(9)	1,044,048
David L. Stover	8,949				17.6825	2/1/2013	13,571	(6)	1,280,919
	12,872				22.2325	2/1/2014	2,953	(11)	278,734
	15,580				29.8700	2/1/2015	18,283	(8)	1,725,770
	8,000				41.4650	8/1/2015	19,910	(9)	1,879,305
	15,980				45.9400	2/1/2016
	48,610				53.4150	2/1/2017
	59,749				72.9400	2/1/2018
	48,473	24,237	(1)		50.2050	1/30/2019
	10,649	5,325	(5)		50.8000	3/18/2019
	37,227	18,614	(2)		75.0900	2/1/2020
		48,741	(3)		90.4050	2/1/2021
Susan M. Cunningham	14,000				16.2700	2/1/2012	6,357	(6)	599,990
	50,000				17.6825	2/1/2013	4,922	(11)	464,540
	17,094				22.2325	2/1/2014	8,790	(8)	829,650
	15,580				29.8700	2/1/2015	9,679	(9)	913,601
	8,000				41.4650	8/1/2015
	15,980				45.9400	2/1/2016
	34,455				53.4150	2/1/2017
	29,622				72.9400	2/1/2018
	22,706	11,353	(1)		50.2050	1/30/2019
	17,749	8,875	(5)		50.8000	3/18/2019
	8,949	17,898	(2)		75.0900	2/1/2020
		23,692	(3)		90.4050	2/1/2021
Rodney D. Cook	7,078				45.9400	2/1/2016	6,357	(6)	599,990
	20,268				53.4150	2/1/2017	1,231	(11)	116,147
	18,780				72.9400	2/1/2018	6,809	(8)	642,683
	22,706	11,353	(1)		50.2050	1/30/2019	9,679	(9)	913,601
	4,437	2,219	(5)		50.8000	3/18/2019
	6,933	13,864	(2)		75.0900	2/1/2020
		23,692	(3)		90.4050	2/1/2021

(1)	Stock options vested January 30, 2012.

(2)	50% of stock options vested February 1, 2012; and 50% of stock options vest February 1, 2013.

(3)	33 1/3% of stock options vested February 1, 2012; 33 1/3% of stock options vest February 1, 2013; and 33 1/3% of stock options vest February 1, 2014.

(4)	Stock options vest November 16, 2012.

(5)	Stock options vest March 18, 2012.

(6)	Restricted stock vested January 30, 2012.

(7)	Market value based on December 31, 2011 closing price of $94.39.

(8)	37.5% of restricted stock vested February 1, 2012; and 62.5% of restricted stock vests February 1, 2013.

(9)	20% of restricted stock vested February 1, 2012; 30% of restricted stock vests February 1, 2013; and 50% of restricted stock vests February 1, 2014.

(10)	Restricted stock vests November 16, 2012.

(11)	Restricted stock vests March 18, 2013.

Stock Option Exercises and Stock Vesting

The following table sets forth certain information with respect to vesting of restricted stock and the exercise of stock options held by our named executive officers during fiscal year 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Stock Awards Value Realized on Vesting ($)(1)
Charles D. Davidson	—	—	71,728	$6,414,720
Kenneth M. Fisher	—	—	12,874	1,214,998
David L. Stover	36,051	$2,817,550	37,610	3,366,184
Susan M. Cunningham	53,000	3,942,879	20,429	1,836,936
Rodney D. Cook	29,656	1,820,246	16,523	1,477,601
(1)	Shares of restricted stock granted to our named executive officers on February 1, 2008, January 30, 2009, March 18, 2009, November 16, 2009 and February 1, 2010 vested on February 1, 2011, January 30, 2011, March 18, 2011, November 16, 2011 and February 1, 2011 respectively. Income was recognized on vesting based on the average of the high and low trading price of our common stock on those dates ($90.405 on February 1, 2011, $85.625 January 30, 2011, $93.21 on March 18, 2011 and $95.195 on November 16, 2011). Dividends that accrued on the shares of restricted stock that vested on those dates during the restricted period were paid in 2011 as follows: Mr. Davidson — $129,039; Mr. Fisher — $17,808; Mr. Stover — $66,131; Ms. Cunningham — $35,403 and Mr. Cook — $29,345.

Pension Benefits

The amounts reported in the table below reflect the present value of accumulated benefits as of December 31, 2011 for the named executive officers under our Retirement Plan and Restoration Plan. The estimates assume that benefits are received in the form of a ten-year certain and life annuity.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Charles D. Davidson	Retirement Plan	11	$620,349	—
	Restoration Plan	11	7,231,877	—
David L. Stover	Retirement Plan	9	364,148	—
	Restoration Plan	9	1,961,980	—
Susan M. Cunningham	Retirement Plan	11	471,220	—
	Restoration Plan	11	1,551,257	—
Rodney D. Cook	Retirement Plan	31	965,107	—
	Restoration Plan	31	2,660,557	—
(1)

The above named executive officers are fully vested in their retirement benefits. Each is eligible for immediate commencement and can elect an unlimited lump sum option for his or her Retirement Plan benefit. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and specified the timing for receipt of benefits. Each of the above named executive officers elected to receive a lump sum from the Restoration Plan. Mr. Davidson and Ms. Cunningham elected to receive their Restoration Plan benefits upon separation of service and Messrs. Stover and Cook elected to receive their Restoration Plan benefits at the later of age 55 or separation of service. The following amounts would be payable to our named executive officers from our Retirement Plan and Restoration Plan effective January 1, 2012:

Name	Age at 12/31/2011	Retirement Plan Monthly Annuity	Retirement Plan Lump Sum	Restoration Plan Lump Sum
Charles D. Davidson	61.83	$4,325	$726,198	$8,549,787
David L. Stover	54.17	1,207	307,424	1,730,213	(a)
Susan M. Cunningham	56.00	3,069	566,698	1,924,622
Rodney D. Cook	54.58	7,016	1,379,308	2,568,492	(a)

(a)	Not payable until the later of separation of service or attainment of age 55. An actuarially equivalent amount will be payable at that time.

(2)	Represents the actuarial present value of the accumulated pension benefits as of December 31, 2011 under our Retirement Plan and Restoration Plan. Present values are based on the same actuarial assumptions and measurement dates described in Note 14 to our consolidated financial statements, included in our 2011 Annual Report on Form 10-K.

Nonqualified Deferred Compensation Table

The following table sets forth certain information with respect to contributions made to our Deferred Compensation Plan by our named executive officers during fiscal year 2011.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)		Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions in Last FY	Aggregate Balance at Last FYE ($)(5)
Charles D. Davidson	$2,336,374	$49,483	(2)	$1,290,043	$—	$24,490,092
Kenneth M. Fisher	15,862	59,469	(3)	2,595	—	116,345
David L. Stover	271,624	23,249	(2)	110,121	—	2,113,335
Susan M. Cunningham	—	—		—	—	—
Rodney D. Cook	140,000	—		30,150	—	575,633

(1)	Mr. Davidson deferred 100% ($1,855,000) of the STIP payment he earned in 2010 (otherwise paid in 2011) and 45% ($481,374) of base salary in 2011. Mr. Fisher deferred 3% ($15,862) of base salary in 2011. Mr. Stover deferred 20% ($240,000) of the STIP payment he earned in 2010 (otherwise paid in 2011) and 5% ($31,624) of base salary in 2011. Mr. Cook deferred 20% ($140,000) of the STIP payment he earned in 2010 (otherwise paid in 2011).

(2)	Represents matching contributions of 100% of the first 6% of base salary deferred, to the extent not matched in our Thrift Plan.

(3)	Represents matching contributions of 100% for the first 6% of base salary deferred, to the extent not matched in our Thrift Plan ($17,024) and the portion of Mr. Fisher’s 2011 Profit Sharing Plan contribution that could not be made into our Thrift Plan as a result of Internal Revenue Code limitations ($42,445).

(4)	Interest is paid at the greater of 125% of the 120-month rolling average of the 10-year Treasury Note, or the 120-month rolling average of the Prime Rate. Interest paid in 2011 is based on Prime Rate average of 5.54%, compounded monthly.

(5)	All named executive officers, except Mr. Fisher, are 100% vested in these balances. Mr. Fisher will vest in his account on the third anniversary of his hire date (November 16, 2012).

The matching contributions and a portion of the interest earnings credited to the Deferred Compensation Plan accounts of our named executive officers are reflected in the “All Other Compensation” and the “Change in Pension Value” columns of the Summary Compensation Table above, respectively.

Potential Payments and Benefits Upon Termination of Employment

The tables below estimate the amount of compensation payable to each of our named executive officers upon voluntary and involuntary termination of employment, termination following a change of control and in the event of disability or death, in each case effective as of December 31, 2011. The actual amount of compensation payable to each of our named executive officers can only be determined at the time of his or her separation from the Company. For purposes of this discussion with respect to the payment of compensation that is deferred compensation subject to Section 409A of the Internal Revenue Code, an individual’s termination of employment should be interpreted to mean the date as of which the individual has a “separation from service” for the purposes of Section 409A.

Payments Made Upon Termination

Upon termination of employment for reasons other than disability, death or in connection with a change of control, each named executive officer is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	amounts credited under our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested under our Retirement Plan and Restoration Plan.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above, the named executive officer:

•

will have until the earlier of (1) the fifth anniversary of his or her retirement date or (2) the expiration of the remainder of the outstanding ten-year option term, to exercise all stock options that are vested as of his or her retirement date;

•

may elect to continue to participate in our medical and dental plans at subsidized retiree rates until he or she reaches age 65 (continued coverage for medical and dental benefits for the named executive officer’s dependents may also be elected at subsidized retiree rates); and

•	may continue to receive life insurance coverage until the attainment of age 65 at subsidized premium rates.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the named executive officer or his or her named beneficiary will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payments Made Upon a Change of Control

We have entered into change of control arrangements with each of our named executive officers. If a named executive officer’s employment is terminated within two years after a change of control of the Company, he or she may be entitled to receive certain severance benefits pursuant to the terms of his or her change of control arrangement. These benefits are described above more fully in this Proxy Statement under the heading “Change of Control Arrangements.”

Charles D. Davidson

The following table shows the potential payments to Mr. Davidson, Chairman and CEO, in the event of his termination of employment as of December 31, 2011.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2011(1)		Involuntary Termination on 12/31/2011(1)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2011		Disability on 12/31/2011(1)		Death on 12/31/2011
Compensation:
Severance	—		—	(8)	$8,492,846	(9)	—		—
STIP Payments	—	(2)	—	(2)	1,125,000	(9)	—	(2)	$1,125,000	(2)
Stock Options	—		—		3,660,329	(10)	—		—
Restricted Stock	—	(3)	—	(3)	9,221,318	(11)	$9,221,318	(3)	9,221,318	(3)
Benefits and Perquisites:
Retirement Plans	$9,275,985	(4)	$9,275,985	(4)	9,275,985	(4)	7,715,270	(14)	4,873,031	(16)
Deferred Compensation Plan	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Health & Welfare Benefits	1,459	(6)	1,459	(6)	13,564	(12)	1,459	(6)	—
Disability Income	—		—		—		—	(15)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(17)
Accrued Vacation Pay	—	(7)	—	(7)	—	(7)	—	(7)	—	(7)
Employment Services	—		—		15,000	(13)	—		—
TOTAL	$9,277,444		$9,277,444		$31,804,042		$16,938,047		$16,219,349

(1)	Mr. Davidson was eligible for early retirement as of December 31, 2011. Upon his termination of employment he will be entitled to retiree benefits under all of our benefit plans.

(2)	Mr. Davidson would not be entitled to a STIP payment for 2011 in the event of his termination of employment on December 31, 2011, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2012, in order to receive payment.

(3)	All unvested shares of restricted stock will be forfeited as a result of Mr. Davidson’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2009 award — 24,354 shares; 2010 award — 34,625 shares; and 2011 award — 38,715 shares. Value is based on the closing price of our common stock on December 31, 2011 ($94.39).

(4)	Reflects the total lump sum payable to Mr. Davidson under our Retirement Plan and Restoration Plan as of January 1, 2012. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2011 termination date, Mr. Davidson’s monthly age 65 benefit from our Retirement Plan would be $5,050. If Mr. Davidson commences his retirement benefit immediately following termination of employment on December 31, 2011, his monthly Retirement Plan benefit, reduced for early commencement, would be $4,325. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Davidson elected to receive a lump sum from the Restoration Plan upon separation of service. The lump sum payable to Mr. Davidson from our Restoration Plan based on a December 31, 2011 termination date is $8,549,787.

(5)	Mr. Davidson would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 17.

(6)	Reflects the present value of expected future dental benefits that will be paid by the Company in connection with Mr. Davidson’s participation in the dental plan as a retiree. Mr. Davidson does not currently participate in the medical plan; we have assumed he would not elect to participate in the medical plan as a retiree following termination of employment. Assumptions used for this calculation are the same assumptions disclosed in Note 14 to our financial statements in the Form 10-K for the year ended December 31, 2011, for post-retirement calculations.

(7)	Mr. Davidson is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Davidson used all of his vacation during 2011 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2011. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Davidson’s salary.

(8)

Mr. Davidson is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Davidson is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, plus a prorated STIP payment based on his STIP target percentage (100%) for a total payment of $1,600,962.

(9)	We entered into a Change of Control Agreement with Mr. Davidson that provides for severance benefits in the event that Mr. Davidson’s employment terminates within two years after a change of control of the Company. Under Mr. Davidson’s Change of Control Agreement, if Mr. Davidson is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.99 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Mr. Davidson is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(10)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2011 ($94.39) on all unvested stock options held by Mr. Davidson as of December 31, 2011.

(11)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Davidson on December 31, 2011 based on the closing price of our common stock on December 31, 2011 ($94.39).

(12)	Mr. Davidson’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 36 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits. Mr. Davidson is also entitled to continue his medical and dental coverage following this 36-month period as a participant in our retiree medical plan at subsidized premium rates as discussed above. The value reflected also includes the present value of the expected future dental benefits that will be paid by us in connection with Mr. Davidson’s participation in the retiree medical plan following the 36-month period. Mr. Davidson does not currently participate in the medical plan; we have assumed he would not elect to participate in the medical plan following termination of employment after a change of control.

(13)	Mr. Davidson’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(14)	In the event of Mr. Davidson’s termination of employment due to permanent and total disability, his age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if he had continued to work until age 65. The value reflected represents the actuarial present value of Mr. Davidson’s age 65 benefits based on a disability date of December 31, 2011. The calculation is based on Mr. Davidson’s final average compensation as of his date of disability. Upon commencement of his benefits at age 65, Mr. Davidson’s monthly benefit from our Retirement Plan and Restoration Plan would be $72,305. In the event that Mr. Davidson elects to immediately commence his retirement benefits, the amounts payable will be as described in Note 4.

(15)	Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(16)	In the event of Mr. Davidson’s death while an active employee, his named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of his death on December 31, 2011 is $4,873,031. This lump sum payment was calculated based on the same actuarial assumptions utilized in our Form 10-K filing for the year ended December 31, 2011 and the GAR 1994 mortality tables as required by our Retirement Plan and Restoration Plan. The accrued death benefit was reduced for early commencement.

(17)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Davidson may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Davidson also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Davidson has accumulated as of December 31, 2011 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2011	Involuntary Termination on 12/31/2011	Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2011	Disability on 12/31/2011	Death on 12/31/2011
Vested Benefits as of December 31, 2011:
Stock Options(1)	$41,224,679	$41,224,679	$41,224,679	$41,224,679	$41,224,679
Deferred Compensation Plan	24,490,092	24,490,092	24,490,092	24,490,092	24,490,092
Total Vested Benefits	$65,714,771	$65,714,771	$65,714,771	$65,714,771	$65,714,771
Benefits and Payments Upon Separation:	9,277,444	9,277,444	31,802,583	16,938,047	16,219,349
Total “Walk-Away” Value	$74,992,215	$74,992,215	$97,517,354	$82,652,818	$81,934,120

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2011 ($94.39) on all stock options vested and exercisable as of December 31, 2011.

Kenneth M. Fisher

The following table shows the potential payments to Mr. Fisher, Senior Vice President and CFO, in the event of his termination of employment as of December 31, 2011.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2011	Involuntary Termination on 12/31/2011		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2011		Disability on 12/31/2011		Death on 12/31/2011
Compensation:
Severance	—	—	(7)	$2,727,867	(8)	—		—
STIP Payments	—(1)	—	(1)	440,000	(8)	—	(1)	$440,000	(1)
Stock Options	—	—		749,725	(9)	—		—
Restricted Stock	—(2)	—	(2)	3,554,218	(10)	$3,554,218	(2)	3,554,218	(2)
Benefits and Perquisites:
Retirement Plans	—(3)	—	(3)	83,029	(3)	83,029	(3)	83,029	(3)
Deferred Compensation Plan	—(4)	—	(4)	5,618	(4)	5,618	(4)	5,618	(4)
Health & Welfare Benefits	—(5)	—	(5)	46,631	(11)	—	(5)	—
Disability Income	—	—		—		—	(13)	—
Life Insurance Benefits	—	—		—		—		1,000,000	(14)
Accrued Vacation Pay	—(6)	—	(6)	—	(6)	—	(6)	—	(6)
Employment Services	—	—		15,000	(12)	—		—
TOTAL	$—	$—		$7,622,088		$3,642,865		$5,082,865

(1)	Mr. Fisher would not be entitled to a STIP payment for 2011 in the event of his termination of employment on December 31, 2011, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2012, in order to receive payment.

(2)	All unvested shares of restricted stock will be forfeited as a result of Mr. Fisher’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2009 award — 17,788 shares; 2010 award — 8,806 shares; and 2011 award — 11,061 shares. Value is based on the closing price of our common stock on December 31, 2011 ($94.39).

(3)

Mr. Fisher is a participant in our Profit Sharing Plan. In the event of his termination of employment for any reason other than death, disability or in connection with a change in control on December 31, 2011, all profit sharing contributions made on behalf of Mr. Fisher will be forfeited. In the event of termination of employment due to death, disability or in connection with a change in control, Mr. Fisher will vest in all profit sharing contributions made on his behalf, along with any credited earnings.

(4)	Mr. Fisher would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his voluntary or involuntary termination of employment other than the vested amount included in the table following Note 14. In the event of termination of employment due to death, disability or in connection with a change in control, the unvested portion of the matching contributions credited to Mr. Fisher’s Deferred Compensation Plan account will vest, along with any credited earnings.

(5)	Mr. Fisher would not be eligible to participate in our retiree medical and dental plans in the event of his termination of employment on December 31, 2011.

(6)	Mr. Fisher is entitled to five weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Fisher used all of his vacation during 2011 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2011. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Fisher’s salary.

(7)	Mr. Fisher is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Fisher is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, plus a prorated STIP payment based on his STIP target percentage (80%) for a total payment of $566,923.

(8)	Our Executive Change of Control Plan provides for severance benefits in the event that Mr. Fisher’s employment terminates within two years after a change of control of the Company. Under the plan, if Mr. Fisher is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Mr. Fisher is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(9)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2011 ($94.39) on all unvested stock options held by Mr. Fisher as of December 31, 2011.

(10)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Fisher on December 31, 2011 based on the closing price of our common stock on December 31, 2011 ($94.39).

(11)	Our Executive Change of Control Plan provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits.

(12)	Our Executive Change of Control Plan provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(13)	Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(14)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Fisher may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. The table below shows the vested benefits that Mr. Fisher has accumulated as of December 31, 2011 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2011	Involuntary Termination on 12/31/2011	Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2011	Disability on 12/31/2011	Death on 12/31/2011
Vested Benefits as of December 31, 2011:
Stock Options(1)	$764,594	$764,594	$ 764,594	$764,594	$764,594
Deferred Compensation Plan	27,699	27,699	27,699	27,699	27,699
Total Vested Benefits	$792,293	$792,293	$ 792,293	$792,293	$792,293
Benefits and Payments Upon Separation:	—	—	7,622,088	3,642,865	5,082,865
Total “Walk-Away” Value	$792,293	$792,293	$ 8,414,381	$4,435,158	$5,875,158

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2011 ($94.39) on all stock options vested and exercisable as of December 31, 2011.

David L. Stover

The following table shows the potential payments to Mr. Stover, President and COO, in the event of his termination of employment as of December 31, 2011.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2011		Involuntary Termination on 12/31/2011		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2011		Disability on 12/31/2011		Death on 12/31/2011
Compensation:
Severance	—		—	(7)	$4,218,636	(8)	—		—
STIP Payments	—	(1)	—	(1)	641,250	(8)	—	(1)	$641,250	(1)
Stock Options	—		—		1,856,476	(9)	—		—
Restricted Stock	—	(2)	—	(2)	5,164,728	(10)	$5,164,728	(2)	5,164,728	(2)
Benefits and Perquisites:
Retirement Plans	$2,037,637	(3)	$2,037,637	(3)	2,037,637	(3)	3,890,038	(13)	702,673	(15)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—	(5)	—	(5)	45,849	(11)	—	(5)	—
Disability Income	—		—		—		—	(14)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(16)
Accrued Vacation Pay	—	(6)	—	(6)	—	(6)	—	(6)	—	(6)
Employment Services	—		—		15,000	(12)	—		—
TOTAL	$2,037,637		$2,037,637		$13,979,576		$9,054,766		$7,508,651

(1)	Mr. Stover would not be entitled to a STIP payment for 2011 in the event of his termination of employment on December 31, 2011, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2012, in order to receive payment.

(2)	All unvested shares of restricted stock will be forfeited as a result of Mr. Stover’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2009 awards — 16,524 shares; 2010 award — 18,283 shares; and 2011 award — 19,910 shares. Value is based on the closing price of our common stock on December 31, 2011 ($94.39).

(3)	Reflects the total lump sum payable to Mr. Stover under our Retirement Plan and Restoration Plan as of January 1, 2011. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2011 termination date, Mr. Stover’s monthly age 65 benefit from our Retirement Plan would be $3,570. If Mr. Stover commences his retirement benefit immediately following termination of employment on December 31, 2011, his monthly Retirement Plan benefit, reduced for early commencement, would be $1,207. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Stover elected to receive a lump sum from the Restoration Plan at the later of attainment of age 55 or separation of service. Mr. Stover’s Restoration Plan lump sum amount as of December 31, 2011 is $1,730,213. An actuarially equivalent amount will be payable to Mr. Stover at the time he attains age 55 (in 2012) based on the interest rates in effect at that time.

(4)	Mr. Stover would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 16.

(5)	Mr. Stover would not be eligible to participate in our retiree medical and dental plans in the event of his termination of employment on December 31, 2011.

(6)	Mr. Stover is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Stover used all of his vacation during 2011 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2011. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Stover’s salary.

(7)	Mr. Stover is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Stover is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, plus a prorated STIP payment based on his STIP target percentage (95%) for a total payment of $874,904.

(8)	We entered into a Change of Control Agreement with Mr. Stover that provides for severance benefits in the event that Mr. Stover’s employment terminates within two years after a change of control of the Company. Under Mr. Stover’s Change of Control Agreement, if Mr. Stover is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Mr. Stover is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(9)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2011 ($94.39) on all unvested stock options held by Mr. Stover as of December 31, 2011.

(10)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Stover on December 31, 2011 based on the closing price of our common stock on December 31, 2011 ($94.39).

(11)	Mr. Stover’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits.

(12)	Mr. Stover’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(13)	In the event of Mr. Stover’s termination of employment due to permanent and total disability, his age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if he had continued to work until age 65. The value reflected represents the actuarial present value of Mr. Stover’s age 65 benefits based on a disability date of December 31, 2011. The calculation is based on Mr. Stover’s final average compensation as of his date of disability. Upon commencement of his benefits at age 65, Mr. Stover’s monthly benefit from our Retirement Plan and Restoration Plan would be $50,158.

(14)	Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(15)	In the event of Mr. Stover’s death while an active employee, his named beneficiary is entitled to a death benefit under the Retirement Plan and Restoration Plan. The death benefit payable in the event of Mr. Stover’s death on December 31, 2011 is $702,673. This lump sum payment was calculated based on the same actuarial assumptions utilized in our Form 10-K filing for the year ended December 31, 2011 and the GAR 1994 mortality tables as required by our Retirement Plan and Restoration Plan. The accrued death benefit was reduced for early commencement.

(16)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Stover may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Stover also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Stover has accumulated as of December 31, 2011 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2011	Involuntary Termination on 12/31/2011	Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2011	Disability on 12/31/2011	Death on 12/31/2011
Vested Benefits as of December 31, 2011:
Stock Options(1)	$9,466,906	$9,466,906	$ 9,466,906	$9,466,906	$9,466,906
Deferred Compensation Plan	2,113,335	2,113,335	2,113,335	2,113,335	2,113,335
Total Vested Benefits	$11,580,241	$11,580,241	$11,580,241	$11,580,241	$11,580,241
Benefits and Payments Upon Separation:	2,037,637	2,037,637	13,795,576	9,054,766	7,508,651
Total “Walk-Away” Value	$13,617,878	$13,617,878	$25,375,817	$20,635,007	$19,088,892

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2011 ($94.39) on all stock options vested and exercisable as of December 31, 2011.

Susan M. Cunningham

The following table shows the potential payments to Ms. Cunningham, Senior Vice President — Exploration, in the event of her termination of employment as of December 31, 2011.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2011(1)		Involuntary Termination on 12/31/2011		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2011	Disability on 12/31/2011		Death on 12/31/2011
Compensation:
Severance	—		—	(8)	$2,732,344(9)	—		—
STIP Payments	—	(2)	—	(2)	375,000(9)	—	(2)	$375,000	(2)
Stock Options	—		—		1,328,323(10)	—		—
Restricted Stock	—	(3)	—	(3)	2,807,782(11)	$2,807,782	(3)	2,807,782	(3)
Benefits and Perquisites:
Retirement Plans	$2,491,320	(4)	$2,491,320	(4)	2,491,320(4)	3,082,554	(14)	1,168,966	(16)
Deferred Compensation Plan	—	(5)	—	(5)	—(5)	—	(5)	—	(5)
Health & Welfare Benefits	68,206	(6)	68,206	(6)	131,453(12)	68,206	(6)	—
Disability Income	—		—		—	—	(15)	—
Life Insurance Benefits	—		—		—	—		1,000,000	(17)
Accrued Vacation Pay	—	(7)	—	(7)	—(7)	—	(7)	—	(7)
Employment Services	—		—		15,000(13)	—		—
TOTAL	$2,559,526		$2,559,526		$9,881,222	$5,958,542		$5,351,748

(1)	Ms. Cunningham was eligible for early retirement as of December 31, 2011. Upon her termination of employment she will be entitled to retiree benefits under all of our benefit plans.

(2)	Ms. Cunningham would not be entitled to a STIP payment for 2011 in the event of her termination of employment on December 31, 2011, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2012, in order to receive payment.

(3)	All unvested shares of restricted stock will be forfeited as a result of Ms. Cunningham’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2009 awards — 11,278 shares; 2010 award — 8,790 shares; and 2011 award – 9,679 shares. Value is based on the closing price of our common stock on December 31, 2011 ($94.39).

(4)	Reflects the total lump sum payable to Ms. Cunningham under our Retirement Plan and Restoration Plan as of January 1, 2011. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2011 termination date, Ms. Cunningham’s monthly age 65 benefit from our Retirement Plan would be $5,372. If Ms. Cunningham commences her retirement benefit immediately following termination of employment on December 31, 2011, her monthly Retirement Plan benefit, reduced for early commencement, would be $3,069. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Ms. Cunningham elected to receive a lump sum from the Restoration Plan upon separation of service. The lump sum payable to Ms. Cunningham from our Restoration Plan based on a December 31, 2011 termination date is $1,924,622.

(5)	Ms. Cunningham would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of her termination of employment.

(6)	Reflects the present value of expected future medical and dental benefits that will be paid by the Company in connection with Ms. Cunningham’s participation in the medical and dental plans as a retiree. Assumptions used for this calculation are the same assumptions disclosed in Note 14 to our financial statements in the Form 10-K for the year ended December 31, 2011, for post-retirement calculations.

(7)	Ms. Cunningham is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Ms. Cunningham used all of her vacation during 2011 and would therefore not be entitled to payment for any unused vacation in the event of her termination on December 31, 2011. In the event of termination during the year, all amounts of unused vacation would be paid based on Ms. Cunningham’s salary.

(8)	Ms. Cunningham is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Ms. Cunningham is entitled to a severance payment under the plan, she would receive two weeks of pay for every year of completed service, plus a prorated STIP payment based on her STIP target percentage (75%) for a total payment of $567,308.

(9)	We entered into a Change of Control Agreement with Ms. Cunningham that provides for severance benefits in the event that Ms. Cunningham’s employment terminates within two years after a change of control of the Company. Under Ms. Cunningham’s Change of Control Agreement, if Ms. Cunningham is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), she is entitled to receive a lump sum severance payment equal to 2.5 times her annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Ms. Cunningham is also entitled to a prorated STIP payment based on her termination date in the year of the change of control.

(10)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2011 ($94.39) on all unvested stock options held by Ms. Cunningham as of December 31, 2011.

(11)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Ms. Cunningham on December 31, 2011 based on the closing price of our common stock on December 31, 2011 ($94.39).

(12)	Ms. Cunningham’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits. Ms. Cunningham is also entitled to continue her medical and dental coverage following this 30-month period as a participant in our retiree medical plan at subsidized premium rates as discussed above. The value reflected also includes the present value of the expected future medical and dental benefits that will be paid by us in connection with Ms. Cunningham’s participation in the retiree medical plan following the 30-month period.

(13)	Ms. Cunningham’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(14)	In the event of Ms. Cunningham’s termination of employment due to permanent and total disability, her age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if she had continued to work until age 65. The value reflected represents the actuarial present value of Ms. Cunningham’s age 65 benefits based on a disability date of December 31, 2011. The calculation is based on Ms. Cunningham’s final average compensation as of her date of disability. Upon commencement of her benefits at age 65, Ms. Cunningham’s monthly benefit from our Retirement Plan and Restoration Plan would be $33,701. In the event that Ms. Cunningham elects to immediately commence her retirement benefits, the amounts payable will be as described in Note 4 above.

(15)	Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(16)	In the event of Ms. Cunningham’s death while an active employee, her named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of her death on December 31, 2011 is $1,168,966. This lump sum payment was calculated based on the same actuarial assumptions utilized in our Form 10-K filing for the year ended December 31, 2011 and the GAR 1994 mortality tables as required by our Retirement Plan and Restoration Plan. The accrued death benefit was reduced for early commencement.

(17)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Ms. Cunningham may receive upon the termination of her employment, she will continue to hold stock options that were vested immediately prior to her termination. Ms. Cunningham also will be entitled to receive the vested balance of her contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Ms. Cunningham has accumulated as of December 31, 2011 and the benefits she will receive as a result of her termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2011	Involuntary Termination on 12/31/2011	Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2011	Disability on 12/31/2011	Death on 12/31/2011
Vested Benefits as of December 31, 2011:
Stock Options(1)	$11,689,494	$11,689,494	$11,689,494	$11,689,494	$11,689,494
Deferred Compensation Plan	—	—	—	—	—
Total Vested Benefits	$11,689,494	$11,689,494	$11,689,494	$11,689,494	$11,689,494
Benefits and Payments Upon Separation:	2,559,526	2,559,526	9,881,222	5,958,542	5,351,748
Total “Walk-Away” Value	$14,249,020	$14,249,020	$21,570,716	$17,648,036	$17,041,242

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2011 ($94.39) on all stock options vested and exercisable as of December 31, 2011.

Rodney D. Cook

The following table shows the potential payments to Mr. Cook, Senior Vice President — International, in the event of his termination of employment as of December 31, 2011.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2011(1)	Involuntary Termination on 12/31/2011(1)	Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2011	Disability on 12/31/2011(1)	Death on 12/31/2011
Compensation:
Severance	—	—(8)	$ 2,548,229(9)	—	—
STIP Payments	—(2)	—(2)	341,250(9)	—(2)	$341,250(2)
Stock Options	—	—	865,913(10)	—	—
Restricted Stock	—(3)	—(3)	2,272,420(11)	$2,272,420(3)	2,272,420(3)
Benefits and Perquisites:
Retirement Plans	$3,947,800(4)	$3,947,800(4)	3,947,800(4)	2,752,537(14)	1,620,719(16)
Deferred Compensation Plan	—(5)	—(5)	—(5)	—(5)	—(5)
Health & Welfare Benefits	85,806(6)	85,806(6)	133,544(12)	85,806(6)	—
Disability Income	—	—	—	—(15)	—
Life Insurance Benefits	—	—	—	—	910,000(17)
Accrued Vacation Pay	—(7)	—(7)	—(7)	—(7)	—(7)
Employment Services	—	—	15,000(13)	—	—
TOTAL	$4,033,606	$4,033,606	$10,124,156	$5,110,363	$5,144,389

(1)	Mr. Cook was eligible for early retirement as of December 31, 2011. Upon his termination of employment he will be entitled to retiree benefits under all of our benefit plans.

(2)	Mr. Cook would not be entitled to a STIP payment for 2011 in the event of his termination of employment on December 31, 2011, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2012, in order to receive payment.

(3)	All unvested shares of restricted stock will be forfeited as a result of Mr. Cook’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2009 awards — 7,587 shares; 2010 award — 6,809 shares; and 2011 award — 9,679 shares. Value is based on the closing price of our common stock on December 31, 2011 ($94.39).

(4)

Reflects the total lump sum payable to Mr. Cook under our Retirement Plan and Restoration Plan as of January 1, 2011. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a

December 31, 2011 termination date, Mr. Cook’s monthly age 65 benefit from our Retirement Plan would be $19,945. If Mr. Cook commences his retirement benefits immediately following termination on December 31, 2011, his monthly Retirement Plan benefit, reduced for early commencement, would be $7,016. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Cook elected to receive a lump sum payment from the Restoration Plan at the later of attainment of age 55 or separation of service. Mr. Cook’s Restoration Plan lump sum amount as of December 31, 2011 is $2,568,492. An actuarially equivalent amount will be payable to Mr. Cook at the time he attains age 55 (in 2012) based on the interest rates in effect at that time.

(5)	Mr. Cook would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 17.

(6)	Reflects the present value of expected future medical and dental benefits that will be paid by the Company in connection with Mr. Cook’s participation in the medical and dental plans as a retiree. Assumptions used for this calculation are the same assumptions disclosed in Note 14 to our financial statements in the Form 10-K for the year ended December 31, 2011, for post-retirement calculations.

(7)	Mr. Cook is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Cook used all of his vacation during 2011 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2011. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Cook’s salary.

(8)	Mr. Cook is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Cook is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, plus a prorated STIP payment based on his STIP target percentage (75%) for a total payment of $796,250.

(9)	Our Executive Change of Control Plan provides for severance benefits in the event that Mr. Cook’s employment terminates within two years after a change of control of the Company. Under the plan, if Mr. Cook is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid for the three years prior to the change of control. Mr. Cook is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(10)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2011 ($94.39) on all unvested stock options held by Mr. Cook as of December 31, 2011.

(11)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Cook on December 31, 2011 based on the closing price of our common stock on December 31, 2011 ($94.39).

(12)	Our Executive Change of Control Plan provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits. Mr. Cook is also entitled to continue his medical and dental coverage following this 30-month period as a participant in our retiree medical plan at subsidized premium rates as discussed above. The value reflected also includes the present value of the expected future medical and dental benefits that will be paid by us in connection with Mr. Cook’s participation in the retiree medical plan following the 30-month period.

(13)	Our Executive Change of Control Plan provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(14)	In the event of Mr. Cook’s termination of employment due to permanent and total disability, his age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if he had continued to work until age 65. The value reflected represents the actuarial present value of Mr. Cook’s age 65 benefits based on a disability date of December 31, 2011. The calculation is based on Mr. Cook’s final average compensation as of his date of disability. Upon commencement of his benefits at age 65, Mr. Cook’s monthly benefit from our Retirement Plan and Restoration Plan would be $34,876. In the event that Mr. Cook elects to immediately commence his retirement benefits, the amounts payable will be as described in Note 4.

(15)	Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(16)	In the event of Mr. Cook’s death while an active employee, his named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of Mr. Cook’s death on December 31, 2011 is $1,620,719. This lump sum payment was calculated based on the same actuarial assumptions utilized in our Form 10-K filing for the year ended December 31, 2011 and the GAR 1994 mortality tables as required by our Retirement Plan and Restoration Plan. The accrued death benefit was reduced for early commencement.

(17)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Cook may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Cook also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Cook has accumulated as of December 31, 2011 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2011	Involuntary Termination on 12/31/2011	Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2011	Disability on 12/31/2011	Death on 12/31/2011
Vested Benefits as of December 31, 2011:
Stock Options(1)	$2,511,010	$2,511,010	$2,511,010	$2,511,010	$2,511,010
Deferred Compensation Plan	575,633	575,633	575,633	575,633	575,633
Total Vested Benefits	$3,086,643	$3,086,643	$3,086,643	$3,086,643	$3,086,643
Benefits and Payments Upon Separation:	4,033,606	4,033,606	10,124,156	5,110,763	5,144,389
Total “Walk-Away” Value	$7,120,249	$7,120,249	$13,210,799	$8,197,406	$8,231,032

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2011 ($94.39) on all stock options vested and exercisable as of December 31, 2011.

Director Compensation

Our director compensation program consists of two principal elements: (1) annual retainer and Meeting fees and (2) equity grants of stock options and awards of restricted stock. Our Governance Committee reviews our director compensation program annually. The compensation consultant provided services to our Governance Committee in 2011 in reviewing our non-employee director total compensation, including annual retainer and meeting fees and equity compensation.

Annual Retainer and Meeting Fees:    Non-employee directors received an annual retainer in 2011 that increased from $50,000 to $75,000 effective May 1, 2011, and a fee of $2,000 for each Board or committee meeting attended. With the exception of our Audit Committee and Compensation Committee, the chair of each committee, if not also an employee or officer of the Company, receives an additional annual fee of $7,500. The chair of the Audit Committee and the chair of the Compensation Committee receive an additional annual fee of $15,000. The position of Lead Independent Director, which is filled by a non-employee director, receives an additional annual fee of $20,000. All annual fees are paid pro rata on a monthly basis. Non-employee directors are entitled to participate in our Non-Employee Director Fee Deferral Plan. Under the terms of this plan, non-employee directors may, during a specified period of time each year, elect to have all or any portion of their director fees deferred for future payment by the Company. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and director continuing education programs relevant to their service on our Board.

Equity Grants:    The 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (the “2005 Plan”) provides for grants of stock options and awards of restricted stock to our non-employee directors. On February 1, 2011 non-employee directors received grants of 2,800 stock options and awards of 1,200 shares of restricted stock. Options are issued with an exercise price equal to the market price of our common stock on the date of grant and may be exercised one year after the date of grant. The options expire ten years from the date of grant. Restricted stock is restricted for a period of at least one year from the date of award. Newly elected non-employee directors receive on the date of initial election to our Board a grant and award with a total value of $250,000 to be allocated one-half to stock options and one-half to restricted stock. On December 5, 2011 our Board agreed to set the 2012 annual grant and award at a total value of $200,000, to be made effective February 1, 2012, allocated one-half to stock options and one-half to restricted stock.

Director Compensation for 2011:    The table below sets forth certain information concerning the compensation earned in 2011 by our non-employee directors who served in 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Jeffrey L. Berenson	$116,667	$106,968	$83,440	—	—	—	$307,075
Michael A. Cawley	134,167	106,968	83,440	—	—	$19,703	344,278
Edward F. Cox	130,167	106,968	83,440	—	—	—	320,575
Thomas J. Edelman	116,667	106,968	83,440	—	—	8,249	315,324
Eric P. Grubman	106,667	106,968	83,440	—	—	5,601	302,676
Kirby L. Hedrick	113,667	106,968	83,440	—	—	8,919	332,994
Scott D. Urban	116,667	106,968	83,440	—	—	6,836	313,910
William T. Van Kleef	131,667	106,968	83,440	—	—	6,599	328,674

(1)	Reflects annual retainer and meeting fees paid or earned by our non-employee directors in 2011. Each non-employee director earned the following: an annual retainer that increased from $50,000 to $75,000 effective May 1, 2011 and $2,000 for each Board or committee meeting attended. Mr. Cawley received an additional $20,000 for serving as our Lead Independent Director. Mr. Van Kleef received an additional $15,000 for serving as Chair of our Audit Committee. Mr. Hedrick received an additional $15,000 for serving as Chair of our Compensation Committee. Messrs. Cox and Cawley each received an additional $7,500 for serving as Chair of our Environment, Health and Safety Committee and our Governance Committee, respectively.

(2)	Reflects the aggregate grant date fair value for restricted stock awards to our non-employee directors in 2011 under our 2005 Plan, computed in accordance with FASB ASC Topic 718. Restricted stock awarded to our non-employee directors in 2011 will vest on the one-year anniversary of the grant date. The vesting of the restricted shares will accelerate in the event of a change of control of the Company. Each non-employee director received an award of 1,200 shares of restricted stock on February 1, 2011 that was unvested as of December 31, 2011.

(3)	Reflects the aggregate grant date fair value for nonqualified stock options granted to our non-employee directors in 2011 under our 2005 Plan, computed in accordance with FASB ASC Topic 718. Options represent the right to purchase shares of common stock at a fixed price per share equal to fair market value on the date of grant. Our 2005 Plan defines “fair market value” as the closing price of our common stock on the NYSE on the date of grant. Options granted to our non-employee directors in 2011 will vest on the one-year anniversary of the grant date. The vesting of the options will accelerate in the event of a change of control of the Company. Vesting of these options is not contingent upon the satisfaction of any performance criteria, although none of the options may be exercised until the first anniversary (absent a change of control of the Company) or after the tenth anniversary of the date of grant. Each non-employee director received 2,800 nonqualified stock options on February 1, 2011 that were unvested as of December 31, 2011. The following directors have option awards outstanding as of December 31, 2011: Mr. Berenson — 24,212; Mr. Cawley — 51,012; Mr. Cox — 21,012; Mr. Edelman — 32,212; Mr. Grubman — 16,136; Mr. Hedrick — 71,012; Mr. Urban — 23,529; and Mr. Van Kleef — 32,212.

(4)	Reflects the value of travel provided to the spouses of Messrs. Cawley, Edelman, Grubman, Hedrick, Urban and Van Kleef in 2011 in connection with their participation at a Board of Directors meeting event. Also includes the value of a tablet computer ($587) furnished to Mr. Urban in 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and more than 10% stockholders are required by SEC regulations to provide us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% beneficial owners were complied with during the year ended December 31, 2011.

CERTAIN TRANSACTIONS

In the ordinary course of our business, we purchase products or services from, or engage in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of our Board. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.

Review and Approval of Related Party Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our annual proxy statement. In addition, our Governance Committee or Board (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Related Party Transactions

Since the beginning of fiscal year 2011, there have been no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.

REPORT OF THE

AUDIT COMMITTEE

To the Stockholders of

Noble Energy, Inc.:

The primary purpose of the Audit Committee of the Company’s Board of Directors is to: (1) assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditor and (2) prepare a committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee’s function is more fully described in its charter, which was adopted by the Audit Committee and the Board of Directors on March 4, 2004 and most recently amended on January 24, 2012 in connection with the Audit Committee’s annual review of its charter. A copy of the charter is available on our website at www.nobleenergyinc.com under the “Corporate Governance” section and is also available in print to any stockholder who requests it. The Audit Committee held five (5) meetings during 2011, including regular meetings and a special meeting addressing the Form 10-K filing, earnings release and related matters.

Throughout 2011 and continuing to-date, the Audit Committee has been comprised entirely of independent directors, as defined and required by current NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and as so determined by our Board of Directors. The Board of Directors also determined that Mr. Van Kleef is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K.

Review and Discussion

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. It has also discussed with KPMG LLP, the Company’s independent auditor, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications). Additionally, KPMG LLP has provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the committee discussed the auditors’ independence with management and the auditors.

The Audit Committee also has considered whether KPMG LLP’s rendering of non-audit services to the Company is compatible with maintaining its independence. The Audit Committee has concluded that the rendering of the non-audit services by KPMG LLP has not impaired its independence.

Based on the Audit Committee’s discussions with management and the independent auditor, and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC.

February 6, 2012

Audit Committee

William T. Van Kleef, Chair

Michael A. Cawley

Eric P. Grubman

Scott D. Urban

MATTERS RELATING TO THE INDEPENDENT AUDITOR

Accounting Fees and Services for Fiscal Years 2011 and 2010

	2011	%	2010	%
Audit Fees(1)	$2,007,838	73.6	$1,714,100	90.2
Audit — Related Fees(2)	501,120	18.4	186,250	9.8
Tax Fees(3)	219,510	8.0	—	—
All Other Fees	—	—	—	—

	$2,728,468	100.0	$1,900,350	100.0

(1)	Services rendered in 2011 and 2010 include auditing our financial statements included in the Company’s annual report filed on Form 10-K and our internal controls over financial reporting. Services also include quarterly reviews of our interim financial statements filed on Form 10-Q and audit consultation.

(2)	Fees for 2011 include amounts paid for comfort letters associated with two debt offerings in 2011. The remainder of the fees for 2011 and all of the 2010 fees are fees associated with foreign statutory, domestic retirement and thrift plan audits and other similar audit-related work.

(3)	Includes fees paid for tax consulting through December 31, 2011.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approves all audit and non-audit services to be provided by our independent auditor prior to the receipt of such services. The Audit Committee Chair has the authority to pre-approve services of up to $25,000 rendered by our independent auditor. Any pre-approval of services by the Audit Committee Chair shall be reported to the Audit Committee at its next scheduled meeting.

All audit-related services, tax services and other services for 2011 set forth in the table above were pre-approved by the Audit Committee Chair or the Audit Committee, as provided above, which in either case determined that such services would not impair the independence of our auditor and are consistent with the SEC’s rules on auditor independence.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Stockholder proposals intended to be brought before the annual meeting of stockholders as an agenda item or to be included in our proxy statement relating to our 2013 annual meeting of stockholders, which is currently scheduled to be held on April 23, 2013 must be received by us at our office in Houston, Texas, addressed to our Secretary, no later than December 24, 2012.

We will bear the cost of solicitation of proxies. Solicitation may be made by mail, personal interview, telephone or telegraph by our officers, agents or employees, who will receive no additional compensation for these efforts. To aid in the solicitation of proxies, we have employed the firm of Okapi Partners LLC, which will receive a fee of approximately $8,500 plus out-of-pocket expenses. We will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

Our Board does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.

Houston, Texas

March 21, 2012

By Order of the Board of Directors of

NOBLE ENERGY, INC.

Arnold J. Johnson

Senior Vice President, General Counsel and Secretary

Appendix A

FORM

OF

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NOBLE ENERGY, INC.

Pursuant to Section 242 of the General Corporate Law of the State of Delaware,

Noble Energy, Inc. (hereinafter called the “Corporation”) does hereby certify as follows:

FIRST: Article FOURTH of the Corporation’s Certificate of Incorporation is hereby amended by deleting the first grammatical paragraph and substituting therefor the following:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 504,000,000, consisting of (1) 4,000,000 shares of Preferred Stock, $1.00 par value (“Preferred Stock”), and (2) 500,000,000 shares of Common Stock, $0.01 par value (“Common Stock”).

The remainder of Article FOURTH of the Corporation’s Certificate of Incorporation shall remain unchanged.

The foregoing amendment was duly adopted in accordance with Sections 211, 222 and 242 of the General Corporate Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this     day of                     , 2012.

NOBLE ENERGY, INC.

By:
Name:
Title:

A-1

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Items 1 (all nominees), 2, 3 and 4.

1.	Election of directors:

	FOR	AGAINST	ABSTAIN

01 Jeffrey L. Berenson	☐	☐	☐

02 Michael A. Cawley	☐	☐	☐

	FOR	AGAINST	ABSTAIN

06 Eric P. Grubman	☐	☐	☐

07 Kirby L. Hedrick	☐	☐	☐

ò    Please fold here – Do not separate     ò

03 Edward F. Cox	☐	☐	☐

04 Charles D. Davidson	☐	☐	☐

05 Thomas J. Edelman	☐	☐	☐

08 Scott D. Urban	☐	☐	☐

09 William T. Van Kleef	☐	☐	☐

2. To ratify the appointment of KPMG LLP as the Company’s independent auditor.	☐ For	☐ Against	☐ Abstain

3. To approve in a non-binding advisory vote, the compensation of the Company’s named executive officers.	☐ For	☐ Against	☐ Abstain

4.   To approve an amendment to the Company’s Certificate of Incorporation to (i) increase the number of authorized shares of common stock from 250 million shares to 500 million shares and (ii) reduce the par value of the Company’s common stock from $3.33 1/3 per share to $0.01 per share.

	☐ For	☐ Against	☐ Abstain

5.	In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting and any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 (ALL NOMINEES), 2, 3 AND 4.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

NOBLE ENERGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

April 24, 2012

9:30 a.m. Central Time

The Woodlands Waterway Marriott Hotel & Convention Center

1601 Lake Robbins Drive

The Woodlands, Texas 77380

Noble Energy, Inc. 100 Glenborough Drive, Suite 100 Houston, Texas 77067-3610	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 24, 2012.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 (all nominees), 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Charles D. Davidson and Kenneth M. Fisher, and each of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournment or postponement thereof.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

: INTERNET www.eproxy.com/nbl Use the Internet to vote your proxy until 12:00 noon (CT) on April 23, 2012	( PHONE 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 noon (CT) on April 23, 2012.	* MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.